Exhibit 10.23

GROUND LEASE

THIS GROUND LEASE, made and entered into this 7th day of February, by and between NDSU RESEARCH & TECHNOLOGY PARK, INC. a North Dakota non-profit corporation (herein “Landlord”), whose address is 1735 NDSU Research Park Drive, Fargo, North Dakota 58102 and RENAISSANCE DEVELOPMENT, LLC, a North Dakota limited liability company (herein “Tenant”), whose address is 118 Broadway, Suite 204, PO Box 1939, Fargo, North Dakota 58107-1939.

PRELIMINARY STATEMENT

A. Landlord is the ground tenant of unimproved real property located in the NDSU Research & Technology Park II, City of Fargo, County of Cass and State of North Dakota.

B. Tenant desires to lease from Landlord a portion of the unimproved land containing approximately 180,980 square feet of ground area, and Landlord desires to lease said parcel of land to Tenant.

C. Tenant intends to construct, on said parcel, a two-story building containing approximately fifty thousand (50,000) square feet of floor area and other Improvements, upon the terms and conditions hereinafter set forth.

D. Tenant intends to lease the building and other Improvements to Alien Technology Corporation, and Landlord desires that Tenant execute its building lease with Alien Technology Corporation, which building lease shall be expressly subject and subordinate to this Lease.

NOW, THEREFORE, in consideration of the terms, covenants and conditions herein set forth, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1 Common Areas: The parking areas, streets, fire corridors, driveways, walkways, curbs, gutters, drainage areas, landscaped areas, and other areas designated by Landlord for common use or benefit of tenants and other patrons of Technology Park II, which are located within the Technology Park II or adjacent to Technology Park II and made available for common use or benefit of tenants of Technology Park II through reciprocal easements and operating agreements, leases, and the like and which are not enclosed within any building. The term “Common Areas” shall include Common Areas on the Premises, as defined in Section 1.2.

Section 1.2 Common Areas on the Premises: The exterior landscaped areas, driveways, parking areas and walkways on the Land, exclusive of the service areas,

sidewalks, planters, and landscaped areas immediately adjacent to the Improvements. The approximate location of the Common Areas on the Premises is designated on the Site Plan for the Premises attached as Exhibit 2.

Section 1.3 Delivery Date: The date Tenant is entitled to access to the Premises for the construction of Tenant’s Improvements under Section 6.3.

Section 1.4 Effective Date: The Effective Date shall be the date on which the last party executes and delivers the Lease to the other party. For the purpose of this provision, execution and delivery shall include execution of the Lease and delivering by facsimile or otherwise a signed signature page of the counterpart of this Lease.

Section 1.5 Full Rent Commencement Date: The date Tenant’s obligation to pay a full rate of fixed minimum rent commences under Section 3.1 of this Lease.

Section 1.6 Governmental Requirements: All applicable laws, building codes, zoning ordinances and other rules and regulations of all federal, state, county and municipal governmental and public authorities and agencies having jurisdiction.

Section 1.7 Interim Rent Commencement Date: The date Tenant’s obligation to pay fixed minimum rent at a reduced rate during the scheduled construction period commences under Section 3.1 of this Lease.

Section 1.8 Improvements: The building, research and production facility, parking lots, driveways, walkways, landscaping and other improvements to be constructed on the Land in accordance with the provisions of Article 6 of this Lease.

Section 1.9 Land: The unimproved parcel of land more particularly described as Lot 2, Block 1, NDSU Research & Technology Park Second Addition to the City of Fargo, Cass County, State of North Dakota, the location of which is approximately set forth and labeled on the Technology Park II Site Plan attached as Exhibit 1, and which is separately identified on the Site Plan for the Premises attached as Exhibit 2. Upon approval of the legal description for the Land under Section 4.1, the description so adopted shall constitute the “Land” under this provision.

Section 1.10 Landlord: NDSU Research & Technology Park, Inc., a North Dakota nonprofit corporation and whose phone number for facsimile transmissions is 701-231-7885, as long as it retains control of the Land, and thereafter any future owner or lessee of the Land.

Section 1.11 Lease: This Lease agreement, as amended by the parties in accordance with its terms.

Section 1.12 Permitted Encumbrances: Permitted Encumbrances shall include:

1.12.1	any reservation of mineral rights;

1.12.2	pipeline and utility easements that do not interfere with present or proposed use of or improvements on the Subject Premises;

1.12.3	zoning and other municipal codes and ordinances;

1.12.4	the 75-year ground lease between the State of North Dakota and the North Dakota State Board of Higher Education on behalf of North Dakota State University of Agriculture and Applied Sciences and the Landlord dated December 30,1999 (the “Underlying Lease”);

1.12.5	any others interests or restrictions, including without limitation other leases, operating agreements of record, easements, restrictive covenants or other restrictions of record.

Section 1.13 Premises: The Land and the Improvements, as defined herein.

Section 1.14 Substantial Completion Date: The date on which Tenant receives a Certificate of Occupancy for all of Tenant’s Work contemplated by Tenant’s Preliminary Plans.

Section 1.15 Technology Park II: NDSU Research & Technology Park II located on Block 1, NDSU Research & Technology Park Second Addition to the City of Fargo, Cass County, State of North Dakota, together with any adjacent or contiguous land which may be operated as part of Technology Park II; together with all buildings and improvements thereon. The present boundaries of Technology Park II are designated upon the Technology Park II Site Plan attached hereto as Exhibit 1.

Section 1.16 Tenant: Renaissance Development, LLC, a North Dakota limited liability company, whose address is specified above, and whose phone number for facsimile transmissions is (701) 239-8288.

Section 1.17 Tenant’s Work: All Improvements to be constructed by Tenant, whether or not specifically enumerated herein.

ARTICLE 2. PREMISES

In consideration of the mutual covenants, conditions and agreements included in this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises together with any and all easements, appurtenances, rights and privileges belonging to the Premises and the non-exclusive right to use the Common Areas as provided in Section 23.1 hereof, in common with other tenants and occupants of Technology Park II; provided, however, that: (a) Tenant’s rights under this Lease are subject and subordinate to all liens, encumbrances, easements, restrictions, ground leases, and any rights of way and other interests of record, zoning laws and regulations affecting or governing the Premises; and (b) the Common Areas on the Premises, and ingress to and egress from the Common Areas on the Premises, are for the non-exclusive use by Tenant and its customers in common with other tenants and occupants of the buildings comprising Technology Park II, whether operating under cross-easement and operating agreements or leases with Landlord, together with their respective guests and invitees. The parties are currently working on the details of the planning and design for the Land and the Improvements. As and when such planning is complete, the Lease will be amended and/or the Exhibits attached to reflect the final agreed upon project characteristics.

ARTICLE 3. TERM

Section 3.1 Commencement and Term. This Lease shall begin and be of full force and effect as to both Landlord and Tenant as of the Effective Date. The term of this Lease and Tenant’s obligation to pay rent hereunder shall commence on the earlier to occur of (a) the date of first visible work on the footings and foundation of the facility, as evidenced by driving of pilings, at the Premises in furtherance of Tenant’s Work contemplated by Tenant’s Preliminary Plans, or (b) June 1, 2005 (“Interim Rent Commencement Date”). For purposes of this Lease, the “Full Rent Commencement Date” shall be the earlier to occur of (c) the Substantial Completion Date, or (d) June 1, 2006. Unless sooner terminated as permitted by this Lease or by law, or extended pursuant to Section 3.4 hereof, the term of this Lease shall continue for a period of approximately twenty-one (21) years, terminating on the last day of the 240th full calendar month following the Full Rent Commencement Date.

Section 3.2 Lease Year. The term “Lease Year” means each consecutive period of twelve (12) full calendar months during the term of this Lease commencing on the Interim Rent Commencement Date if that date shall occur on the first day of a calendar month; if not, then the first Lease Year shall commence upon the first day of the first calendar month following the Interim Rent Commencement Date. Each succeeding Lease Year shall commence upon the anniversary date of the first Lease Year. The last Lease Year shall end on the date this Lease terminates and may be less than twelve months.

Section 3.3 Verification of Term - Floor Area - Rent. When the Interim Rent Commencement Date and/or Full Rent Commencement Date have been determined, Landlord and Tenant shall execute and deliver a statement, in duplicate, specifying such dates, Final Project Costs, the actual number of square feet of Land and other matters specified therein, which completed statement shall be attached to and constitute a part of this Lease, as Exhibit 3. In determining the area of the Land, the total area calculated for Lot 2 in the final plat of NDSU Research & Technology Park II Second Addition shall be deemed conclusive. Failure of Landlord and Tenant to execute Exhibit 3 shall not affect either party’s obligations under this Lease.

Section 3.4 Option to Extend.

3.4.1	In the event Alien Technology Corporation acquires or becomes successor in interest to Tenant hereunder, Alien Technology Corporation and its permitted successor and assigns shall have the option to extend the term of this Lease for a period of ten (10) years by delivery of written notice to Landlord not less than two hundred seventy (270) days prior to the expiration hereof. If exercised, such extended term shall be on the same terms, covenants and conditions as during the initial term hereof.

3.4.2	If Alien Technology Corporation does not acquire Tenant’s interest in the Land and Improvements, Tenant and its permitted successors and assigns shall have the option to extend the term of this Lease for a period of fifty (50) years by delivery of written notice to Landlord not less than two hundred seventy (270) days prior to the expiration hereof. If exercised, such extended term shall be on the same terms, covenants and conditions as during the initial term hereof.

ARTICLE 4. PRE-RENTAL COMMENCEMENT DATE CONDITIONS

Section 4.1 Landlord’s Obligations. As soon as practicable following the Effective Date, Landlord will submit to the City of Fargo an application to plat Technology Park II in substantially the same format as depicted in Exhibit 1.

Section 4.2 Approval of Plans and Specifications. Landlord acknowledges that it and the President of North Dakota State University (the “President”) have approved Tenant’s preliminary plans for Tenant’s Work identified on Exhibit 4 (“Tenant’s Preliminary Plans”). Within thirty (30) days following the Effective Date, Tenant shall submit to Landlord for Landlord’s prior approval, which approval shall not be unreasonably withheld, the proposed working plans and specifications for Tenant’s Work, including Tenant’s signage and final site plan. Landlord’s approval or disapproval (and the reasons for any disapproval) shall be communicated to Tenant within ten (10) business days following Landlord’s receipt of Tenant’s plans and specifications for Tenant’s Work. If Landlord disapproves any portion of Tenant’s plans and specifications, Tenant shall, within a reasonable period of time after Landlord’s disapproval, submit substitute plans and specifications, or portions thereof, for Tenant’s Work which satisfy Landlord’s reasons for disapproval, and the same provisions as herein above set forth in this Section shall apply with respect to Landlord’s approval or disapproval of such substitute plans and specifications or portions thereof. If necessary, Tenant shall resubmit such plans and specifications until same have been approved by Landlord; provided, however, if Landlord disapproves of such plans and specifications more than twice, then Tenant may terminate this Lease within fifteen (15) days following any second disapproval of such plans and specifications by Landlord. When such plans and specifications have been approved by Landlord (the “Approved Plans”), sets of the Approved Plans shall be signed by Landlord and Tenant, and at least one (1) signed set shall be delivered to each party.

Notwithstanding anything herein to the contrary, Landlord and Tenant acknowledge that any design, alteration, construction or similar approval of Landlord required hereunder also requires the review and approval of the President pursuant to the Underlying Lease, which approval shall not be unreasonably withheld, Further, Landlord may delegate any and all such review activities hereunder directly to the President.

Section 4.3 Permits. Promptly following the Effective Date and receipt of Approved Plans, Tenant shall apply to the appropriate governmental authorities for such licenses, permits and any other administrative approvals including, without limitation, building permits, zoning, business permits, and signage permits as may be necessary to construct and operate the facility (herein collectively “Permits”). If, after Tenant’s diligent efforts through such administrative processes as are reasonably and normally required, Tenant is unable to obtain all necessary Permits within thirty (30) days following the Effective Date, then Landlord and Tenant each shall have the right to terminate this Lease by giving the other notice to that effect within forty (40) days following the Effective Date.

Section 4.4 Discovery of Hazardous Materials. Landlord represents and warrants that to the best of its knowledge there are no hazardous materials on the Premises. However, if within thirty (30) days after the Effective Date, Tenant discovers the existence of any Non-Tenant Installed Hazardous Materials, as that term is defined in Section 13.4, on the Premises, Tenant shall have the right to demand, in writing, that Landlord remove, clean up and dispose of all Non-Tenant Installed Hazardous Materials at Landlord’s cost. If, within thirty (30) days after Tenant’s demand, Landlord has not commenced, in good faith, to take the necessary remedial action to remove the Non-Tenant Installed Hazardous Materials, Tenant may, within ten (10) days thereafter, terminate this Lease.

Section 4.5 Title. Tenant shall have the right, at its cost and expense, to obtain a title search or title insurance commitment and an ALTA survey with respect to the Land. If any such title search or commitment or survey reveals any encumbrances, easements, restrictions, reservations, rights or conditions of record other than the Permitted Encumbrances that (a) would prevent or interfere with the construction of the Improvements and/or the operation of the Premises as contemplated by this Lease or (b) would otherwise impair Tenant’s rights or leasehold interests under this Lease, then in either event Tenant shall have the right to notify Landlord of its intent to terminate this Lease no later than thirty (30) days after the Effective Date. If Landlord does not cure any such objections and defects in title within thirty (30) days after written notification to Landlord by Tenant, Tenant shall have the right to terminate this Lease. Landlord agrees to use its best efforts to cure any such objections and defects, but in no event shall Landlord be required to cure any such objections and defects if the cost of curing the same would exceed Ten Thousand ($10,000.00) Dollars.

Section 4.6 Tax Parcel. Landlord shall, with Tenant’s cooperation, if necessary, have the City of Fargo designate the Premises as a separate tax parcel.

Section 4.7 Pre-Delivery Date Termination. If this Lease is terminated pursuant to the provisions of this Article, the Lease shall become null, void and of no further force and effect. Thereafter, Landlord and Tenant shall have no further rights, obligations or liabilities under this Lease. Notwithstanding anything in this Lease to the contrary, Tenant shall not be entitled to terminate this Lease under this Article after July 1, 2005.

ARTICLE 5. FIXED MINIMUM RENT

Section 5.1 Minimum Rent. Tenant covenants and agrees to pay Landlord at its address specified above, or at such other place designated by Landlord, without any prior demand therefore and without any deduction or set-off whatsoever, fixed minimum rent for the Premises at the following per annum rates:

5.1.1	for the period from and after the Interim Rent Commencement Date and through the day preceding the Full Rent Commencement Date, $.16576 per square foot of Land per year;

5.1.2	from and after the Full Rent Commencement Date $.36 per square foot of Land per year;

5.1.3	fixed minimum rent shall increase on the first day of the 13th full calendar month following the Full Rent Commencement Date and on each of the next eight (8) one-year anniversaries of such day thereafter by 1.00% per annum over the last rate in effect;

5.1.4	on the first day of the 121st full calendar month following the Full Rent Commencement Date (“Adjustment Date”), fixed minimum rent shall be the fixed minimum rent due immediately before the Adjustment Date times a fraction, the numerator of which is the sum of the ‘Consumer Price Index—Seasonally Adjusted Midwest U.S. City Average For All Items For All Urban Consumers (1982-84-100)’ published monthly in the ‘Monthly Labor Review’ of the Bureau of Labor Statistics of the United States Department of Labor (“CIP-U”) last published prior to the Adjustment Date, and the denominator of which is the CPI-U published for the same month ten years earlier.

5.1.5	beginning on the first day of the 181st full calendar month following the Full Rent Commencement Date and on each five (5) year anniversary of such day thereafter (each five (5) year anniversary of the Full Rent Commencement Date, an “Adjustment Date”), fixed minimum rent shall be the fixed minimum rent due immediately before the Adjustment Date times a fraction, the numerator of which is the CPI-U last published prior to the Adjustment Date, and the denominator of which is the CIP-U published for the same month five (5) years earlier.

5.1.6

in the event that the Bureau of Labor Statistics shall no longer maintain the Midwest CPI-U, comparable statistics published by a responsible financial periodical or recognized authority selected by Landlord shall be used for making the computation specified above. In the event that the base year “(1982-84-100)” or any future base year is changed, the figures used in making the adjustment provided above shall be changed so that all increases in the CPI-U are taken into account notwithstanding any such change in the base year.

Fixed minimum rent shall be payable, in advance, on the first day of each month during the Lease term. If the Interim Rent Commencement Date or the Full Rent Commencement Date shall occur on a day other than the first day of any calendar month, Tenant shall pay fixed minimum rent on the Interim Rent Commencement Date or the Full Rent Commencement Date, as the case may be, in a sum equal to the monthly installment of fixed minimum rent then due times a fraction, the numerator of which is total number of remaining days in the month remaining after the Interim Rent Commencement Date or the Full Rent Commencement Date, as the case may be, and the denominator of which is the total number of days in the month.

ARTICLE 6. CONSTRUCTION OF IMPROVEMENTS

Section 6.1 Tenant’s Improvements. Tenant shall, at its sole cost and expense and in accordance with Approved Plans, as defined in Section 4.2, construct the Improvements in compliance with Governmental Requirements, and in compliance with the provisions of this Lease, which Improvements shall include all facilities and appurtenances necessary for the use and operation of the Premises in the manner required hereunder, including, without limitation:

6.1.1	Construction of an approximately fifty thousand (50,000) square foot, two-story building in accordance with the Approval Plans otherwise provided for herein. Said construction shall include, but not be limited to, all site and grading work, excavation, necessary foundation, ceilings, walls, doors, plumbing and water, electrical, telephone, heating, ventilating, and air conditioning, telephone, and other building features, details, appurtenances, fixtures, and equipment which are generally necessary and customary in connection therewith.

6.1.2	All utility and service lines necessary to connect the building to service and access lines located at the outside boundary of the Land including, but not limited to, all water lines, sewer lines, electric lines, and telephone lines.

6.1.3	The necessary grading, compacting, and paving to provide driveways, walkways and parking areas. Parking areas and driveways shall be fully drained by natural landscape slope. All parking areas shall be generally lighted to a minimum brightness of 1-foot candles at parking lot level with a minimum to maximum brightness ratio of 3. Lighting of the parking lot shall be a minimum of 1-foot candles at parking lot level. All drives shall be constructed as shown on the Site Plan for the Premises, and be no less than 261 inches in width. The drives shall be generally lighted to a brightness of a minimum 1-foot candles at parking lot level.

6.1.4	All isles, curbs, curb cuts, planters, landscaped areas, signage, parking areas, driveways, and sidewalks.

6.1.5	Subject to the excuses for performance which are expressly provided for herein, the Substantial Completion Date for Tenant’s Work shall occur not later than June 1, 2006.

Section 6.2 Landlord’s Improvements. Landlord agrees, at its expense, to provide storm sewer, sanitary sewer, water lines and electrical power to locations near or adjacent to the outside boundary of the Land. Other than such improvements, Landlord shall have no obligation to make any improvements or modifications to the Premises or for the benefit of the Premises. Tenant further acknowledges that the storm sewer, sanitary sewer, and water lines located in the center of a constructed street shall be considered near or adjacent to the outside boundary of the Land for the purpose of this Section.

Section 6.3 Construction of Tenant’s Improvements. After receipt of Landlord’s approval of Tenant’s Approved Plans as required under Section 4.2, all Permits required under Section 4.3, and Tenant’s waiver of its right to terminate this Lease under Article 4, Tenant shall be entitled to access to the Premises for the sole purpose of constructing the Improvements on the Premises in the manner required hereunder (“Delivery Date”).

Tenant shall enter into a construction contract for the Improvements with licensed bondable general contractor(s), provided that Tenant shall not be required to obtain any performance or payment bonds. Promptly after the Delivery Date, Tenant shall cause said contractor(s) to commence work on the Improvements and prosecute the same diligently to completion in a good and workmanlike manner, all in strict conformance with the Approved Plans. Tenant and its contractors shall perform and complete the Improvements in a good, safe and workmanlike manner in accordance with all Governmental Requirements. The Improvements shall be undertaken in a manner which does not interfere with any other occupants of Technology Park II, and in accordance with Governmental Requirements. During the period between the Delivery Date and the date immediately preceding the Interim Rent Commencement Date, Tenant shall occupy the Premises in accordance with all terms, covenants and conditions of this Lease, provided that Tenant shall be under no obligation to pay rents and other charges owing hereunder, except those owing under Articles 14 and 18. Tenant shall erect or cause to be erected construction barricades enclosing the area of such construction if necessary to comply with Governmental Requirements. In the event Tenant fails to erect governmentally required construction barricades within five (5) days after notice from Landlord, then Landlord shall have the right, but not obligation, to erect the same at Tenant’s cost and expense. During the period of construction of Tenant’s Work, Tenant shall not store any materials on Common Areas outside of the Premises, nor allow any debris, dust or refuse to accumulate outside the Premises, without the prior written approval of Landlord, which approval will not be unreasonably withheld. Unless expressly approved by Landlord in writing, drainage, if any, from the Premises shall be directed away from the

Common Areas outside the Premises, Tenant shall repair, at its own expense, any damage to the land in Technology Park II caused by Tenant’s construction activities.

Section 6.4 Ownership of Improvements and Fixtures. During the term of this Lease and any extension thereof, Tenant shall be deemed the owner of the Improvements including those located on the Common Areas on the Premises, and Tenant shall be entitled to the tax benefits associated with said ownership, provided that Landlord shall be entitled to any applicable deductions or credits with respect to any Improvements paid for by Landlord. Movable furniture, trade fixtures, equipment, and other personal property not permanently affixed to the land or building, which is acquired by Tenant at its expense, shall remain Tenant’s property and may be removed at any time, provided Tenant promptly repairs any damage caused by such removal.

ARTICLE 7. USE OF PREMISES

Section 7.1 Use of Premises. Tenant agrees that the Premises shall be operated and used in compliance with Governmental Requirements solely for the purpose researching, developing, producing and/or distributing “high-technology” products, and all ancillary legal uses.

Section 7.2 Operation of Business. From and after thirty (30) days following receipt by Tenant of its certificate of occupancy for Tenant’s Work, the Premises shall be continuously occupied by an active and operating “high-technology” enterprise.

Section 7.3 Negative Covenants. With respect to Tenant’s use of the Premises and Technology Park II, Tenant agrees that it will not at any time during the Lease term, without first obtaining the Landlord’s prior written consent: (a) use any loudspeakers, phonographs or other devices of similar nature in such a manner as to be unreasonably heard outside of the building; (b) permit the emission of any unreasonable levels or amounts of noise, objectionable odors or fumes, smoke or objectionable light from the Premises; (c) use any flashing or strobe lights visible to public view outside of the Premises; or (d) burn any rubbish or trash in or about the Premises.

ARTICLE 8. PAYMENT OF TAXES, ASSESSMENTS, ETC.

Section 8.1 Tenant’s Obligation. Tenant agrees to pay when due all real estate taxes, assessments, and other governmental charges, general and special, ordinary and extraordinary, of any kind and nature whatsoever, assessed during the Lease term on the Premises, including, but not limited to: taxes in lieu of general real estate taxes, which may be levied or assessed by any lawful authority against the Premises; assessments for public improvements or benefits which shall, during the Lease term, become due and payable and a lien upon the Premises, or any part thereof; any tax, fee or excise on rents, the square footage of the Premises, the act of entering into this Lease, or on the occupancy of the Tenant; or any other tax, fee or excise, however described, on account of the rent reserved hereunder or the business of renting the Premises, now or hereinafter levied on or assessed against the

Landlord, (all of which taxes, assessments, levies, and other governmental charges are herein collectively “Taxes”). For the years in which this Lease commences and terminates, Tenant’s liability for its portion of the taxes for such year shall be subject to a pro rata adjustment based on the number of days in the year this Lease was in effect. A copy of a tax bill or assessment submitted by Landlord to Tenant shall at all times be conclusive evidence of the amount of taxes assessed or levied upon the property to which such bill relates.

Section 8.2 Pilot Program. Notwithstanding the requirements of Section 8.1 above, Landlord and Tenant acknowledge that they anticipate the Premises will be subject to a City of Fargo “pilot” program whereby 100% of the tax increment related to Improvements on the Premises will be eligible for redirection for a period of ten (10) years. Landlord and Tenant anticipate the Improvements will cost approximately $7,500,000, but for the purpose of this Section, the final cost of all Improvements shall be referred to as “Final Project Costs.”

8.2.1	On the Full Rent Commencement Date, Tenant shall pay to Landlord, representing approximately the first year’s pilot program benefits an estimated and stipulated portion of pilot benefits in accordance with the following formula: Final Project Costs as reasonably determined by Landlord and Tenant times .025 times .475.

8.2.2	Beginning on the first day of the 13th full calendar month following the Full Rent Commencement Date and on the first day of each of the next 107 months thereafter, Tenant shall pay to Landlord with, and in addition to, its monthly payment of fixed minimum rent a portion of scheduled pilot benefits in accordance with the following formula: assessed value of the Improvements times the effective real estate tax rate for the current year for properties most similar to the Premises times .475 divided by 12. Monthly payments for any particular calendar year shall be based upon an estimated assessed value and effective real estate tax rate as reasonably determined by Landlord. Once the assessed value and effective real estate tax rate for properties most similar to the Premises for a calendar year are determined by applicable governmental authorities, Landlord shall furnish Tenant a statement in reasonable detail showing Tenant’s actual responsibility for the pilot benefits owing under this Section for the calendar year. Tenant shall pay within fifteen (15) days after the provision of such statement the deficiency, if any, between Tenant’s actual pilot benefits owing and the amounts previously paid by Tenant. If Tenant’s payments exceed the actual sum due, the overpayment shall be credited towards the next estimated monthly pilot installment(s) due.

8.2.3

Landlord and Tenant acknowledge and agree that pilot payments received by Landlord hereunder shall be utilized by Landlord to finance and/or construct all street, curb, gutter, street lighting, sanitary sewer, storm sewer and potable water infrastructure within Technology Park II, and Tenant shall not be responsible for any special assessments, other taxes, governmental charges or fees related to same. Tenant shall cooperate with Landlord, including coordinating with its successors and assigns, and shall enter into such agreements with such successors, assigns, and the City of Fargo, and any other necessary governmental entities to effect the covenants in this Section.

Section 8.3 Personal Property Taxes. Tenant shall at all times be responsible for and pay, before delinquency, all taxes levied, assessed or unpaid upon any leasehold interest, any right of occupancy or use, any investment of Tenant in the Premises, or any personal property of any kind owned, installed, or used by the Tenant, including Tenant’s leasehold improvements or taxes on Tenant’s right to occupy or use the premises.

ARTICLE 9. DISCHARGE OF LIENS

Section 9.1 Liens and Encumbrances. Except for the right granted to Tenant to mortgage its interest under this Lease, Tenant shall not create, permit to be created or permit to remain, any lien, encumbrance or charge derived from or through Tenant which might be or become a lien, encumbrance or charge upon the Premises or Technology Park II, or any part thereof. Tenant shall not suffer any other matter or thing derived from or through Tenant whereby the estate, rights and interest of Landlord or Landlord’s designees in Technology Park II, or any part thereof, might be impaired, provided however, that any mechanic’s and/or material men’s liens filed against the Premises, Technology Park II or any part thereof, for which Tenant is responsible may be discharged or bonded in accordance with Section 9.2.

Section 9.2 Mechanic’s Liens. Tenant shall do all things reasonably necessary to prevent the filing of any mechanics’ and/or material men’s liens against the Premises, Technology Park II or any part thereof by reason of work, labor, services or materials furnished or claimed to have been furnished to Tenant or anyone occupying the Premises, or any part thereof, by through or under Tenant, If any such mechanics’ and/or material men’s lien shall at any time be filed against the Premises, Technology Park II, or any part thereof, as the result of work, labor, services or materials furnished or claimed to have been furnished to Tenant or anyone occupying the Premises, or any part thereof, by, through or under Tenant, then Tenant shall cause the same to be discharged of record within thirty (30) days after Tenant has knowledge of the filing of same. However, if Tenant, in its discretion and in good faith, determines that such lien should be contested, Tenant shall furnish such security or bond as may be required by law to prevent any foreclosure proceedings against the Premises or Technology Park II, or any part thereof, during the pendency of such contest. Nothing herein contained shall imply any consent or agreement on the part of Landlord to subject Landlord’s estate to liability under any mechanics’ and/or material men’s lien law.

ARTICLE 10. ALTERATIONS AND IMPROVEMENTS

Section 10.1 Tenant’s Alterations. After completion of the initial construction of Improvements, Tenant shall have the right during the Lease term to make changes and alterations to the Improvements and to construct and maintain on the Premises such additional improvements, fixtures and facilities as Tenant, in its reasonable business judgment, deems desirable for the operation of the Premises in accordance with this Lease. Tenant shall have the right during the Lease term to remove the same or any part thereof; provided that upon such removal, the same shall be replaced by Tenant with similar improvements, fixtures or facilities of at least equal utility, value and quality, excepting fixtures or facilities removed because of obsolescence. Prior to any such changes, alterations or additions, Tenant shall first obtain all required Permits and, if any such change, alteration, addition or removal is either: (a) structural in nature; (b) involves any modification in the appearance of the exterior of the premises; or (c) the estimated cost of any non-structural or interior change, alteration, addition or removal exceeds Fifty Thousand ($50,000) dollars. Tenant shall obtain Landlord’s written approval. All exterior modifications and additions shall be architecturally harmonious with the buildings in Technology Park II, if any, and, as to any addition to Tenant’s main building, the existing building. All additions and improvements shall be at the approximate height of and construction of materials consistent with the Improvements as initially constructed.

Landlord’s approval of Tenant’s plans and specifications for any such changes, alterations or additions shall not be unreasonably withheld. Landlord shall be deemed to have reasonably withheld consent to any addition, modification or improvement requested by Tenant for any reasonable justification, including, without limitation, any of the following: (a) if the proposed improvements are inconsistent with any of the requirements of Landlord’s design criteria in effect on the date of the improvement; (b) if the proposed addition or modification will result in the breach of the terms and conditions of any lease, reciprocal easement or operating agreement, mortgage, or other agreement to which Landlord is a party; (c) if Landlord is not able to obtain the consent of any party to any lease, reciprocal easement or operating agreement, mortgage, or other agreement required before the proposed addition can be constructed; (d) if the proposed construction will result in the violation of any covenant, term or condition of this Lease including all then existing parking requirements; (e) if Tenant fails to provide adequate evidence of financing for the Improvements; (f) if Tenant fails to provide adequate financial security, including a payment bond, if requested, assuring payment of all contractors and suppliers supplying labor or materials for the improvement; (g) if at the time of the request, Tenant is in violation of any term or condition of this Lease; or with respect to any exterior addition or modification to the Premises if, in Landlord’s judgment, the proposed modification or addition will either: (1) impede access in and around Technology Park II or to properties adjacent to the Premises; (2) conflict with planned additions to Technology Park II; (3) not be architecturally harmonious with and of the same quality as other buildings in Technology Park II.

All such changes, alterations, additions and removals permitted hereunder and/or approved by Landlord shall be performed by Tenant at Tenant’s sole cost and expense and in compliance with all Governmental Requirements. Nothing contained in this Section shall relieve Tenant of its obligations elsewhere set forth in this Lease.

Section 10.2 Tenant’s Signs. Tenant will not place or suffer to be placed or maintained anywhere on any exterior door, wall or window of the Premises any sign, awning or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval and consent, which approval and consent will not be unreasonably withheld. Signs shall be harmonious with the general exterior architectural treatment of the buildings in Technology Park II and must comply with any sign criteria specified by Landlord.

ARTICLE 11. REPAIRS AND MAINTENANCE

Section 11.1 Tenant’s Obligation. Except for Landlord’s obligations pursuant to the provisions hereof and the provisions of Section 23.4 hereof (relating to Landlord’s obligation to maintain the Common Areas, including the Common Areas on the Premises), Tenant agrees, at its sole cost, and expense, that it will throughout the term of this Lease, take good care of the Premises and keep same in good repair, order and condition, and in a clean and orderly condition, free of dirt, rubbish and unlawful obstructions, and that it will make all necessary repairs thereto, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen. As used herein, the term, “repairs” shall include all necessary replacements, renewals, alterations, additions and betterments. All repairs made by Tenant shall be at least equal in quality and utility value to the original work. Except for landlord’s work and except as otherwise specifically required by Section 23.4 hereof, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations with respect to the Premises, and Tenant hereby assumes the full and sole responsibility for the condition, operation, repairs, replacement, maintenance and management thereof.

Tenant shall be responsible for maintaining in good order and repair and in a safe condition, and free of snow, ice, debris, or other obstruction, all sidewalks and walkways of the Premises, which are not included in the Common Areas on the Premises. Tenant shall be required to repair and replace walkways and service ways which may become out-of-repair or in a dangerous condition. Tenant shall, at its expense, maintain in good condition the landscaped areas of the Premises, which are not included as part of the Common Areas on the Premises, including as applicable and without limitation, periodic mowing, watering, trimming, removal of rubbish, and replacement of plants, shrubs and tree, as may be necessary to keep the landscaped areas in first class condition.

Section 11.2 Waste or Nuisance. Tenant shall not commit or allow to be committed any waste upon the Premises or any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant or occupant of Technology Park II, or which may disturb the quiet enjoyment of any person within five hundred feet of the boundaries of Technology Park II.

ARTICLE 12. GOVERNMENTAL REQUIREMENTS; INSURANCE STANDARDS

Section 12.1 Governmental and Insurance Requirements. Throughout the Lease term, Tenant agrees, at its sole cost and expense, that it will promptly comply in every respect with all Governmental Requirements now in force or that may be duly enacted hereafter, foreseen and unforeseen, whether or not compliance therewith shall require changes to the Improvements and whether or not such changes are structural or nonstructural, interior or exterior, ordinary or extraordinary or otherwise. Tenant also agrees, at its sole cost and expense, that it will promptly comply in every respect with all terms and provisions of its insurance policies covering or applicable to the Premises or any part thereof. Tenant agrees, at its sole cost and expense, that it will make all additions, repairs and alterations to the Premises, and other facilities thereon which are or hereafter may be required in order to comply with the foregoing. Tenant agrees, at its sole cost and expense, that it will also observe and comply with the requirements of all policies of public liability, fire and all other policies of insurance at any time in force with respect to the Premises. Tenant covenants and agrees to indemnify and save Landlord harmless from any penalties, damages, or charges imposed for any violation of the covenants and obligations of Tenant set forth in this Section, whether occasioned by neglect, omission or willful act of Tenant or any person upon the Premises by license or invitation of Tenant or holding or occupying the Premises or any part thereof under, or by right of, Tenant, unless caused primarily by the neglect, omission or willful act of Landlord or Landlord’s contractors, agents or employees.

Section 12.2 Tenant’s Right to Contest. Tenant shall have the right to contest by appropriate legal proceedings, without cost or expense to Landlord, the validity of any law, ordinance, rule or regulation, if such contest does not and would not: (a) interfere with the use or occupancy of any other premises within Technology Park II; (b) subject Landlord to any fine or any civil or criminal penalty; or (c) result in a forfeiture or seizure of the Premises. In the event of any such contest, compliance with such law, ordinance, rule or regulation legally contested by Tenant may be postponed if permitted by law until the final determination of any such proceeding, provided that all such proceedings shall be prosecuted by Tenant with due diligence and dispatch.

Section 12.3 Fire Extinguishers. Tenant agrees to install, keep in good working order, and maintain chemical extinguishing devices in and on the Premises as required by Governmental Requirements.

ARTICLE 13. HAZARDOUS MATERIALS

Section 13.1 Tenant’s Hazardous Materials. Tenant covenants and agrees that Tenant shall at all times from and after delivery of possession of the Premises to Tenant, be responsible and liable for, and be in complete and strict compliance with, all Governmental laws, ordinances, rules and regulations relating to “Environmental Protection,” “Environmental Matters” and “Industrial Hygiene” (as such terms are hereinafter defined) arising, directly or indirectly, out of the use of “Hazardous Materials” in, on, under or about the Premises or Technology Park II by Tenant, its agents, servants, employees, licensees, contractors, subtenants and concessionaires. The term “Governmental” as used herein shall include, without limitation, federal, state, and local governments, political subdivisions and regulatory agencies of federal, state, and local governments. The term “Hazardous Materials” as used herein shall include, without limitation, whether now or subsequently listed in any Governmental listing or publication defining hazardous materials, substances defined as: “hazardous substances”, “hazardous materials”, or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; and any subsequent amendments thereto, or replacement statutes thereof and ordinances, rules and regulations adopted and publications promulgated pursuant to said laws. The terms “Environmental Protection,” “Environmental Matters” and “Industrial Hygiene” as used herein shall include, without limitation, any matter which affects the environment or which may affect the environment, the use of sophisticated electrical and/or mechanical equipment, chemical, electrical, radiological or nuclear processes, radiation, sonar and sound equipment, use of lasers, and laboratory analysis and materials. Tenant shall be deemed to be (a) the person in control, (b) an operator of the Premises and (c) the person in charge with respect to the Premises for purposes of reporting requirements under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended. Tenant agrees that should it or its agents, servants, employees, licensees, contractors, subtenants or concessionaires know of the release or threatened release of any Hazardous Materials, in, on, under or about the Premises, including, without limitation, the release or threatened release of any Hazardous Materials in connection with Tenant’s Work, or in connection with any alterations, replacements, installations, improvements and/or additions made by Tenant to the Premises, or any part thereof, during the Lease term, that they will promptly notify Landlord of such release or threatened release, and that it will provide all warnings of exposure to Hazardous Materials in, on, under or about the Premises, as required by law, including, but not limited to, all laws hereinabove referred to in this Section, as the same may be amended from time to time, all ordinances, rules and regulations adopted and publications promulgated thereunder, and all future laws or case decisions to the same effect.

Section 13.2 Compliance with Laws. Tenant further covenants and agrees, at its sole cost and expense, to procure, maintain in effect, and comply with all conditions of any and all permits, licenses, and approvals issued by Governmental agencies for Tenant’s use of Hazardous Materials in, on, under or about the Premises. Tenant shall, prior to any use of the Premises affecting Environmental Protection, Environmental Matters and Industrial Hygiene or involving the use of Hazardous Materials, in, on, under or about the Premises, notify Landlord in writing of the intended use of such Hazardous Materials and promptly provide Landlord evidence of compliance with all Governmental laws, ordinances, rules and regulations pertaining to such use. Tenant shall in all respects handle, treat, deal with and manage any and all Hazardous Materials in, on, under or about the Premises in strict conformity with all applicable Governmental laws, ordinances, rules and regulations relating to Hazardous Materials, Environmental Protection and Industrial Hygiene.

Section 13.3 Environmental Audit and Removal. Should Landlord, in good faith, have reasonable cause or suspicion to believe environmental conditions exist on the Premises, or should any environmental review be required by Landlord’s prospective lender, purchaser, or investor in Landlord, Landlord shall have the right, upon written notice to Tenant (“Landlord’s Notice”), at any time and from time to time during the Lease term, including, without limitation, prior to the expiration or earlier termination of the Lease term, or in conjunction with a proposed assignment of this Lease or a proposed sublease of all or a part of the Premises requested by Tenant pursuant to the provisions of this Lease (in which event, Tenant’s satisfaction of its obligations under this Section shall be a condition precedent to Landlord’s consent to any such proposed assignment or sublease), to require Tenant to cause an environmental audit and survey (the “Survey”) to be made of the Premises, as soon as practicable, but in no event no later than sixty (60) days following Landlord’s Notice, by an environmental consulting firm (the “Consulting Firm”) approved and/or designated by Landlord to determine whether the Premises contains any Hazardous Materials. Such environmental audit and Survey shall be undertaken at Tenant’s sole cost and expense unless the environmental audit and Survey was the consequence of the request of Landlord, of Landlord’s prospective Lender, purchaser or investor, and no Tenant Installed Hazardous Materials are found in violation of legal requirements. In such case, Landlord shall be responsible for the cost of the environmental audit and Survey, Tenant shall, upon completion of such Survey, promptly furnish to Landlord a copy of such Survey prepared by the Consulting Firm. In the event said Survey shall disclose the presence of Hazardous Materials in, on, under or about the Premises, and if Landlord determines, based upon the original Approved Plans for Tenant’s Work, or on the basis of any subsequent plans and specifications submitted to Landlord pursuant to the terms of this Lease, or on the basis of other information and data available to Landlord, that the existence of said Hazardous Materials arose out of or is in any way connected with the construction, use, manufacture, storage, sale, release or disposal of Hazardous Materials or products containing Hazardous Materials by Tenant, its agents, servants, employees, licensees, contractors, subtenants or concessionaires during the period of Tenant’s occupancy of the Premises (the “Tenant Installed Hazardous Materials”), (a) Tenant shall, at its sole cost and expense, cause all of said Tenant Installed Hazardous Materials to be removed from in, on, under or about the Premises and transported from Technology Park II for use, storage or disposal in compliance with all applicable laws by a hazardous materials abatement contractor (the “Abatement Contractor”) licensed in the state in which Technology Park II is located and approved by Landlord. In the event such removal and disposal of the Tenant Installed Hazardous Materials is performed by Tenant after the expiration or earlier termination of the term of this Lease, Tenant shall be deemed to be occupying the Premises as a licensee at a monthly charge in an amount equal to average rent for the last twelve months of this Lease term, which sum shall be charged to Tenant by Landlord until the date Landlord receives certification from the Abatement Contractor that all Tenant Installed Hazardous Materials have been removed from in, on, under or about the Premises and transported from Technology Park II for use, storage or disposal, or (b) Landlord may, at its sole option and upon written notice to Tenant, cause all of said Tenant Installed Hazardous Materials to be removed from in, on, under or about the Premises and transported from Technology Park II for use, storage or disposal, in compliance with all applicable laws, by an Abatement Contractor, in which event, the costs and expenses of such removal and disposal, as reasonably estimated by Landlord, shall be paid to Landlord by Tenant, as Additional Rent, within ten (10) days after receipt of an invoice therefore.

In the event Tenant fails to timely perform its obligations under this Section, Landlord shall have the right (but shall not be obligated) to perform Tenant’s obligations under this Section, in which event, Tenant shall pay to Landlord, as Additional Rent, promptly, upon demand, the costs and expenses thereof; provided, however, in the event Landlord performs Tenant’s obligations hereunder after the expiration or earlier termination of the Lease term, Tenant shall pay to Landlord, in addition to the foregoing costs and expenses, a monthly charge in an amount equal to the monthly charge determined pursuant to the provisions of this Section from the date of expiration or earlier termination of the Lease term until the date Landlord has completed Tenant’s obligations under this Section. Landlord and Tenant agree that the foregoing monthly charge represents a reasonable estimate of the financial losses suffered by Landlord by Tenant’s failure to timely perform its obligations under this Section.

Section 13.4 Non-Tenant Installed Hazardous Materials. Tenant shall have no responsibility for Hazardous Materials introduced by Landlord or Landlord’s agents, employees or contractors (in their respective capacities as such herein “Landlord’s Agents”) or for Hazardous Materials existing on, above or under the Land prior to Landlord’s delivery of the Land to Tenant pursuant to the terms of this Lease, or for Hazardous Materials existing in any other portion of Technology Park II, or for Hazardous Materials that migrate to the Premises by air, groundwater or from any other property or that are released, discharged or transported on, under, in, above, to or from the Premises other than by Tenant or Tenant’s agents (collectively “Non-Tenant Installed Hazardous Materials”). Landlord shall be responsible for the removal of Non-Tenant Installed Hazardous Materials existing as of the date hereof and any Hazardous Materials introduced by Landlord or Landlord’s Agents, thereafter, all in compliance with all applicable laws.

Section 13.5 Landlord’s Approval. Tenant shall not take any remedial action in response to the presence of Hazardous Materials in, on, under or about the Premises, nor enter into any settlement agreement, consent decree or other compromise in respect to any Claims in any way connected with the Premises, without first notifying Landlord of Tenant’s intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert Landlord’s interest with respect thereto. This Section shall not apply to action taken as a result of an lawful directive of any Governmental agency resulting from an emergency condition on the Premises, provided Tenant notifies Landlord of such action as soon as practicable.

Section 13.6 Indemnity. Without limiting anything contained in this Article, Tenant shall indemnify and hold Landlord harmless from and against any and all claims, demands, losses, liabilities, penalties, damages, costs and expenses, including without limitation, attorneys’ fees and costs (collectively “Claims”), arising out of or in any way connected with the use, manufacture, storage, sale, release or disposal of Hazardous Materials or products containing Hazardous Materials by Tenant, its agents, servants, employees, licensees, contractors, subtenants or concessionaires in, on, under or about the Premises during the period of its occupancy of the Premises including, without limitation; (a) any Claim by a federal, state or local Governmental agency or a private citizen arising out of or in any way connected with the environmental condition of the Premises; (b) any Claim by any successor tenant, its agents, servants, employees, licensees, contractors, subtenants or Concessionaires, arising out of or in any way connected with the environmental condition of the Premises; and (c) the cost of any required or necessary repair, cleanup or detoxification and the preparation of any closure or other required plans in connection therewith. The indemnity obligations of Tenant under this Section shall survive the expiration or earlier termination of the term of this Lease.

Landlord agrees to indemnify and hold Tenant harmless from and against any and all Claims arising out of or in any way connected with the use, manufacture, storage, sale, release or disposal of any Hazardous Materials or any products containing Hazardous Materials on or under the Land which exist as of the date hereof or which may be later introduced by Landlord or Landlord’s Agents, including without limitation; (a) any claim by a federal, state or local Governmental agency or a private citizen arising out of or in any way connected with the environmental condition of the Premises and (b) the cost of any required or necessary repair, cleanup or detoxification and the preparation of any closure or other required plans in connection therewith. The indemnity obligation of Landlord under this Section shall survive the expiration or earlier termination of the term of this Lease.

Section 13.7 Landlord’s Representations. Landlord represents that it is not aware of any Hazardous Materials presently on or under the Land. Tenant agrees to undertake such examination of the Premises as it deems necessary and appropriate to verify the lack of Hazardous Materials thereon. Other than expressly provided in this Lease, Landlord makes no warranty regarding the condition of the Land.

ARTICLE 14. INSURANCE AND INDEMNITY

Section 14.1 Construction Insurance. Following the Delivery Date and at all times during the making of any improvements or other construction on the Premises by Tenant, or on Tenant’s behalf, Tenant shall have and maintain in full force builder’s risk insurance (completed value form, if available) and workers compensation insurance to the extent required by law. The limits of such builder’s risk liability (as opposed to casualty) insurance shall not be less than Three Million ($3,000,000.00) dollars combined single limit for property damage. Prior to the commencement of any construction, Tenant shall provide Landlord a certificate of such insurance evidencing compliance with this section.

Section 14.2 Tenant’s Liability Insurance. Tenant shall, during the entire period of its occupancy of the Premises, including the entire Lease term and any occupancy of Tenant prior to the commencement of Tenant’s obligation to pay rent, keep in full force and effect or require its subtenant(s) to keep in full force and effect a public liability insurance policy with respect to the Premises and the business operated by Tenant or any of its subtenants, with a combined single limit of no less than Three Million ($3,000,000.00) Dollars, including independent contractor’s coverage. In addition, Tenant or any of its subtenants shall pay when due to the North Dakota State worker’s compensation fund all amounts required by law to be paid. In the event North Dakota state law requires the procurement of worker’s compensation insurance or similar insurance, Tenant shall keep in full force and effect a policy affording full statutory coverage at the statutory limits. All insurance shall be in one or more responsible companies qualified to do business in North Dakota and approved by Landlord, and a copy of the policy or a certificate of insurance shall be delivered to Landlord. Not more frequently than once each five years if, in the good faith opinion of Landlord’s lender or Landlord’s insurance agent, the amount of public liability insurance required hereunder is not adequate, Tenant or any of its subtenants shall increase its insurance coverage to the amount reasonably requested or required by Landlord.

Section 14.3 Tenant’s Property Insurance. Tenant agrees to maintain or require its subtenant(s) to maintain in full force during the term of this Lease one or more policies of fire and extended coverage, vandalism, malicious mischief and sprinkler leakage insurance with “All Risks-Extended Coverage” endorsement, covering the Improvements, such insurance to be in an amount equal to the full replacement cost thereof, less the cost of excavations, foundation, footings and underground tanks, conduits, pipes, pilings and other underground items. Except as otherwise provided in Article 15 hereof, the proceeds of such insurance shall be used to repair and/or replace the Improvements.

Section 14.4 Insurance Requirements. All insurance required to be carried by Tenant or Tenant’s subtenant(s) hereunder shall insure Tenant and shall name, as additional insureds or loss payee (as the case may be), Landlord and such other person or persons designated in writing by Landlord to Tenant that have an insurable interest in the Premises, as their respective interests may appear (“Landlord’s Designee(s)”), and each policy shall contain a provision that it cannot be canceled or amended, insofar as it relates to the Premises, without at least fifteen (15) days prior notice to Landlord and Landlord’s Designee(s).

Section 14.5 Proof of Insurance. A certificate of all insurance procured by Tenant or its subtenants in compliance with its obligations under this Lease shall be delivered to Landlord prior to the time such insurance is first required to be carried by Tenant, and thereafter at least ten (10) days prior to the expiration of any such policy. Any liability insurance required to be provided by Tenant under this Article may be provided by blanket insurance covering both the Premises and other properties or locations of Tenant or subtenant if (a) such blanket insurance complies with all of the other requirements of this Lease, and (b) the amounts payable to Landlord and/or Landlord’s Designee(s) under such blanket insurance shall at all times be not less than the face amount of such blanket insurance, whether or not Tenant, as an insured, may be otherwise entitled to any proceeds of the policy, and (c) the insurance protection to be provided hereunder for Landlord and Landlord’s Designee(s) is not impaired or diminished by such blanket insurance or inclusion of Tenant as an insured thereunder. If Tenant or its subtenant(s) shall provide blanket insurance in conformity with the foregoing, then the requirements herein for delivery of insurance policies by Tenant shall be deemed satisfied by Tenant’s delivery of an underlying certificate(s) of such blanket insurance (in form reasonably satisfactory to Landlord) with respect to the insurance involved.

Section 14.6 Indemnification. Subject to any effects of the waiver of subrogation provided below, Tenant covenants and agrees to indemnify, defend and save Landlord harmless from and against any and all injury, loss, claims, actions, damages, liability, costs and expense including reasonable attorney’s fees resulting from loss of life, personal or bodily injury, damage to property, or litigation arising from or out of any occurrence in, upon or at the Premises or the occupancy or use by Tenant of the Premises, or occasioned anywhere, wholly or in part, by any act, neglect, or omission of Tenant, its agents, contractors, employees, servants, lessees or concessionaires. Tenant shall be obligated to indemnify Landlord under this provision even if Landlord’s negligence contributes to the loss, unless Landlord’s negligence is greater than the combined negligence of Tenant, Tenant’s sublessees and licensees, and that of their respective contractors, agents and employees. All of Tenant’s general liability and property insurance policies shall contain a contractual liability endorsement insuring the performance by Tenant of this Section as to liability for injury to or death of persons and injury or damage to property.

Subject to any effects of the waiver of subrogation provided below, Landlord agrees to indemnify Tenant and save it harmless from and against any and all claims, actions, damages, liability, and expense including reasonable attorney’s fees for which Tenant may be obligated to pay to an unrelated third party in connection with any loss of life, personal injury, and/or damage to property resulting from or arising out of the negligence or willful misconduct of the Landlord on Technology Park II in connection with its operation or maintenance of the Common Areas (including the Common Areas on the Premises), parking areas, roads, walks and approaches to Technology Park II, except that Landlord shall not be obligated to indemnify Tenant if: (a) Landlord’s negligence arises out of its failure to supervise, discover, or remedy any condition caused by Tenant or Tenant’s contractors, employees, servants or agents, or for which Tenant is responsible under the Lease; or (b) Landlord’s negligence arises out of its review of or consent to any work, construction or modification of the premises by Tenant or its agents; or (c) the loss results from a claim of any employee of Tenant during the scope of his or her employment, which claim is covered by workers’ compensation.

Section 14.7 Landlord’s Insurance. Throughout the term of this Lease, Landlord agrees to maintain in full force, at its own cost and expense, one or more policies of comprehensive general public liability and property damage insurance insuring against liability for death or injury to persons and/or damage to property of any person or persons in or about the Common Areas. The limits of liability of such insurance shall be not less than Three Million ($3,000,000.00) dollars combined single limit for death, bodily injury and property damage, Upon request of Tenant, Landlord shall promptly deliver to Tenant a certificate(s) of insurance evidencing such liability and property damage insurance.

Section 14.8 Waiver of Subrogation. Landlord and Tenant each hereby release and waive any and all rights of recovery from the other party and the officers, employees, agents and representatives of the other party, for any loss or damages which they may suffer to their person, business or property, or the property of others under their control, arising from any cause insured under any policy of insurance required hereunder, to the extent such loss or damage is insurable thereunder (an “Insured Loss”), and without regard to the negligence of the other party that may have contributed to the loss or damage. Tenant further agrees to release all other parties occupying space in Technology Park II under a lease or operating agreement with Landlord, their officers, employees, agents and representatives from any and all rights of recovery from such other parties for any Insured Loss, provided that such party has a similar waiver waiving such Claims it may have against Tenant in its lease or operating agreement. Under no circumstances shall Landlord be obligated to obtain similar provisions in agreements with other occupants of Technology Park II or incur any liability for the failure to procure or insure that other parties have similar provisions in their leases or operating agreements with Landlord.

Section 14.9 Waiver of Claims Against Landlord. Landlord, its agents and employees shall not be liable for, and Tenant waives all Claims for, loss or damage to Tenant’s business (including loss of revenue or additional labor and expense) or damage to person or property sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence directly or primarily in or upon the Premises or the building of which it is a part, or any other area of Technology Park II, including, but not limited to, claims for damage resulting from fire; any equipment, machinery or appurtenances becoming out of repair; injury done or occasioned by wind; any defect in or failure of plumbing, heating, ventilating or air conditioning equipment, electric wiring or installation thereof, gas, water, and steam pipes, stairs, porches, railings or walks; broken glass; the backing up, overflowing or leaking of any sewer pipe or down spout; the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or any other pipe or tank in, upon or about such building or Premises; the escape of steam or hot water; water, snow or ice being upon or coming through the roof, skylight, trapdoor, stairs, doorways, show windows, walks or any other place upon or near such building or this Premises or otherwise; the falling of any fixture, plaster, tile or stucco; and any act, omission or negligence of other tenants, licensees or of any other persons in or occupants of said building or of adjoining or contiguous buildings or of owners or occupants of adjacent or contiguous property of Technology Park II. To the extent Tenant and its subtenants desire to be compensated for such claims, Tenant and its subtenants shall obtain insurance to cover losses to its property and business.

Section 14.10 Subtenants. Notwithstanding any provision in this Article, Tenant shall not be prevented or barred from securing the insurance policies required by this Article by and through, and at the sole cost of its subtenant, Alien Technology Corporation; provided, however, Tenant shall bear the risk, responsibility and consequences if such subtenant’s policies do not in all respects comply with the insurance requirements hereunder as to coverages being complete, current and effective or otherwise.

ARTICLE 15. DAMAGE AND DESTRUCTION

Section 15.1 Tenant’s Obligation. Except as otherwise provided in this Article, if the Improvements are damaged or destroyed by fire, windstorm or other casualty during the term of this Lease (any such event herein a “Casualty”), then Tenant shall promptly repair and restore the same to substantially the same or better condition as existed prior to such

Casualty. The Improvements shall be repaired and restored in conformity with the Approved Plans, with only such changes as Landlord shall have approved in writing. Such repair and restoration shall be in compliance with all Governmental Requirements. Unless Tenant terminates this Lease pursuant to the following Section, Tenant shall, during any period in which the Improvements are damaged or destroyed by Casualty, pay to Landlord all fixed minimum rent and other Additional Rents when due under this Lease, unless otherwise agreed, in writing, by the parties.

Section 15.2. Right to Terminate. Notwithstanding the provisions of the foregoing Section, if the Improvements are at any time after the 17th anniversary of the Full Rent Commencement Date, damaged or destroyed by fire, windstorm or other Casualty and if Tenant reasonably estimates repair restoration of the Improvements cannot be completed within 90 days, then Tenant shall have the option to either (a) repair and restore the Improvements in accordance with Section 15.1 or (b) terminate this Lease by giving Landlord notice thereof within thirty (30) days following such Casualty, in which latter event this Lease shall terminate effective as of the date of such Casualty. If Tenant terminates this Lease pursuant to the preceding sentence, Tenant shall demolish and raze the remainder of the Improvements (except for any party wall and footings and foundation supporting any party wall if there exists an adjacent building which is not damaged or is to be restored), remove the rubble and debris, and properly compact the soil. Tenant’s obligations under the preceding sentence shall survive any termination of this Lease pursuant to the provisions of this Section. In such event, insurance proceeds relating to the damage and destruction shall be applied first to reimburse Tenant for the reasonable cost of removing the Improvements and restoration of the site, and the balance distributed between Landlord and Tenant as follows: (i) Landlord shall receive the balance of the insurance proceeds times a fraction, the numerator of which is the number of full calendar months from and after the Full Rent Commencement Date and the date of the casualty, and the denominator of which is the number of full calendar months from and after the Full Rent Commencement Date and through the date Landlord is entitled to regain possession of the Premises, taking into account an exercised option, if any, and (ii) Tenant will be paid the balance. If this Lease is not terminated pursuant to the provisions of this Section, then this Lease shall continue in full force and effect in accordance with all of the provisions hereof. If this Lease is terminated as provided in this Article, then rent shall be paid up to the date of such termination and Landlord shall make a proportionate refund to Tenant of any rent paid by Tenant to Landlord in advance that shall not have been earned as of the effective date of termination.

ARTICLE 16. EMINENT DOMAIN

Section 16.1 Taking of Entire Premises. If the entire Premises shall be taken by any public or quasi-public authority under any statute or under the power of eminent domain or by private sale to the condemning authority, or to its designee, under the threat of eminent domain (herein a “Taking”), then this Lease shall automatically terminate as of the date Tenant is deprived of possession or access to the Premises or the date title thereto vests in the condemning authority, or its designee, whichever date occurs first.

Section 16.2 Partial Taking. If there is a Taking of any part of the Premises so that the Premises, or the remainder thereof, is no longer usable for the purposes for which the

Premises is hereby leased, and cannot, as determined by Landlord and Tenant in their reasonable and bona fide judgment, be made adequate for such purposes by such repairs or alterations as Tenant is obligated to make pursuant to the provisions of this Article; or if, as the result of a Taking, the Premises no longer has any access to public streets or roads contiguous to the Premises and Landlord does not make available reasonable alternate legal access; or if, as the result of a Taking, the remaining available parking thereafter is no longer adequate for the operation of Tenant’s or its subtenants’ business at the Premises, then Tenant shall have the right to terminate this Lease on thirty (30) days notice to Landlord given within ninety (90) days after the date of such Taking.

Section 16.3 Tenant’s Rental Obligation. If this Lease shall terminate or be terminated as provided in this Article, rent shall be paid up to the earlier of the date that title vests in the condemning authority (or its designee) or the date Tenant is deprived of possession of or access to the Premises, and Landlord shall make an equitable refund of any rent and additional rents paid by Tenant to Landlord in advance that shall not have been earned as of such effective date of termination. In the event of a Taking that does not result in the termination of this Lease, then the fixed minimum rent shall be the product of the fixed minimum rent times a fraction, the numerator of which is the sum of the total number of square feet of Land still useable, after the Taking (as determined in good faith by Tenant) for the purposes of which the Premises is hereby leased, and the denominator is the total number of square feet of Land upon which the fixed minimum rent is calculated. In the event of a Taking that does not result in the termination of this Lease, Tenant shall, at its sole cost and expense, make all necessary repairs and/or alterations to the Premises so as to constitute the portion of the Premises not subject to such Taking as a complete architectural unit.

Section 16.4 Condemnation Award. An amount equal to the costs incurred by Tenant for repairs and/or alterations to the Premises necessitated by such Taking, and the value of Tenant’s leasehold interest in the Premises for the balance of the Lease term shall be paid to Tenant from any award or damages as the result of a Taking, and the remainder of any such award for damages, after reimbursement to Landlord and Tenant for their respective costs in prosecuting their respective claims in such action, shall be divided between Landlord and Tenant, as their respective interests may appear, in accordance with the applicable laws of the State; provided, however, Tenant shall not have, and it hereby waives, any claim against Landlord or against the condemning authority (i) with respect to the value of the Land and (ii) for the value, if any, of the rentals due under the unexpired term of this Lease.

Section 16.5 Condemnation of Less than a Fee. In the event of a condemnation of a leasehold interest in all or a portion of the Premises without the condemnation of the fee simple title also, if the Premises no longer has any access to public streets or roads contiguous to the Premises and Landlord fails to make available reasonable alternate legal access, or, if, as the result of a condemnation, the available remaining parking is no longer adequate for the operation of Tenant’s or its subtenants’ business at the Premises (as determined in good faith by Tenant), then Tenant shall have the right to terminate this Lease on thirty (30) days notice to Landlord given within ninety (90) days after the date of such condemnation. If Tenant decides not to terminate the Lease after such a condemnation,

Tenant shall not be excused from full performance of all of its covenants hereunder. However, in such event, Tenant shall be entitled to present or pursue against the condemning authority its claim and to receive all compensation or damages sustained by it by reason of such condemnation. In such event, Landlord’s right to recover compensation or damages shall be limited to compensation for and damages, if any, to its reversionary interest; it being understood, however, that during such time as Tenant shall be out of possession of the Premises by reason of such condemnation, this Lease shall not be subject to forfeiture for failure to observe and perform those covenants not calling for the payment of money. In the event the condemning authority shall fail to keep the Premises in the state of repair required hereunder, or to perform any other covenant not calling for the payment of money, Tenant shall have ninety (90) days, or such other amount of time mutually agreed in writing by the parties, after the restoration of possession to it within which to carry out its obligations under such covenant or covenants. During such time as Tenant shall be out of possession of the Premises by reason of such leasehold condemnation, Tenant shall pay to Landlord, in lieu of the fixed minimum rent provided for hereunder, and in addition to any other payments required of Tenant hereunder, an annual rent equal to the average annual fixed minimum rent paid by Tenant from the Full Rent Commencement Date until the condemning authority took possession, or during the preceding three full calendar years, whichever period is shorter. At any time after such condemnation proceedings are commenced, Tenant agrees, upon request of Landlord, to assign to Landlord all compensation and damages payable by the condemnor to Tenant, to be held as security for the full performance of Tenant’s covenants hereunder. Landlord shall apply such compensation and damages received pursuant to said assignment first to the payment of rents and all other sums from time to time payable by Tenant pursuant to the terms of this Lease as such sums fall due, and the remainder, if any, to Tenant at the end of the term hereof or on restoration of possession to Tenant, whichever shall first occur, it being understood and agreed that such assignment shall not relieve Tenant of any of its obligations under this Lease with respect to such rents and other sums except as the same shall be actually received by Landlord.

ARTICLE 17. ASSIGNMENT AND SUBLETTING

Section 17.1 Limitation on Right to Assignment. Except as otherwise provided in this Article and Article 21 hereof, Tenant shall not voluntarily or by operation of law or otherwise (a) assign or otherwise transfer this Lease or (b) hypothecate or mortgage or otherwise encumber its leasehold interest in this Lease or (c) sublet the whole or any part of the Premises to any person (individually, collectively and in the alternative herein sometimes a “Transfer”) without first obtaining in each instance Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld by Landlord. Tenant shall have the right, without Landlord’s prior consent, to assign this Lease or to sublet the entire Premises to (i) a party that is Tenant’s parent organization; or (ii) to a party that is a wholly-owned subsidiary of Tenant or Tenant’s parent organization or (iii) to a party that is a corporation of which Tenant or Tenant’s parent organization owns in excess of fifty percent (50%) of the outstanding capital stock; or (iv) as a result of a consolidation or merger with Tenant and/or Tenant’s parent organization, shall own all the capital stock of Tenant or Tenant’s parent organization; or (v) to Alien Technology Corporation (any such event, a

“Permitted Transfer”). In consideration of Landlord’s agreement contained in this Section, Tenant agrees to furnish Landlord, within ten (10) business days following Landlord’s request thereof, written evidence reasonably satisfactory to Landlord that any such Transfer pursuant to the provisions of this Section is in compliance with the conditions precedent set forth herein that make Landlord’s consent unnecessary with respect to any such Transfer pursuant to this Section.

Section 17.2 Landlord’s Consent. With respect to any proposed Transfer referred to in Section 17.1 of this Article, where Landlord has agreed pursuant to the provisions of Section 17.1 that its consent shall not be unreasonably withheld, Landlord, in exercising such right of consent, shall be entitled to take into account any fact or factor which Landlord deems relevant to such decision, including, but not limited to any or all of the following: (a) whether the financial strength of the proposed assignee or sub-lessee (herein sometimes a “Transferee”), including the adequacy of its working capital, is sufficient to pay all expenses anticipated in connection with any remodeling by Transferee of the Premises; (b) whether the proposed Transferee is a “high-tech” business; (c) the quality and nature of the products produced by the proposed Transferee; (d) the quality of the appearance of the Improvements resulting from any remodeling or renovation to be conducted by the proposed Transferee, and the compatibility of such quality with that of other improvements in the portion of Technology Park II in which the Premises is located; (e) whether the current net worth of the proposed Transferee is less than the greater of Tenant’s net worth as of the date of this Lease or Tenant’ s net worth at the date of Tenant’s request for Landlord’s consent to such Transfer; or (f) whether the proposed Transferee’s use of the Premises conflicts with the Permitted Use. In addition, Landlord shall be satisfied that each and every covenant, condition or obligation imposed upon Tenant by this Lease and each and every right, remedy or benefit afforded Landlord by this Lease would not be impaired or diminished by such Transfer. Tenant shall not have the right or power to request or enter into a Transfer (i) with any occupant of Technology Park II or any prospective tenant with whom Landlord is contemporaneously negotiating for any premises within or adjacent to Technology Park II, or (ii) when there exists any default by Tenant in the performance or observance of any of the terms, covenants and conditions of this Lease or if there exists any such event which, with the passage of time and/or the giving of notice would constitute a default under this Lease, or (iii) unless Tenant has furnished to Landlord all of the information and documentation required and/or requested to be furnished to Landlord pursuant to the provisions of this Article. Should Landlord fail to deny consent under this provision within twenty (20) days following receipt of all of the information required hereunder, plus any other reasonable information Landlord requests within ten (10) days of Tenant’s request for Landlord’s approval to a proposed assignment, such consent shall be deemed granted.

Section 17.3 Information to Landlord. If Tenant desires to enter into a Transfer pursuant to this Article (other than a Permitted Transfer), then Tenant shall give Landlord reasonable prior written notice thereof which notice shall include (i) the full particulars of the proposed Transfer, including the terms, conditions and the proposed effective dates, subleases, copies of any offers, draft agreements, letters of commitment or intent, and any other documents pertaining to such proposed Transfer, (ii) a description of the identity, net worth and previous business experience of the Transferee, including, without limitation, copies of the proposed Transferee’s most recent income, balance sheet and change of financial position statements (with accompanying notes and disclosures of all material changes thereto) in audited form (if available in audited form) and certified as accurate by the proposed Transferee, and (iii) any further information relevant to the proposed Transfer which Landlord may reasonably request with respect thereto. If Tenant desires to enter into a Permitted Transfer, to a Transferee other than Alien Technology, then Tenant shall, on Landlord’s request, give Landlord reasonable prior written notice thereof which notice shall include a description of the identity and net worth of the proposed Transferee, including a copy of the proposed Transferee’s most recent balance sheet in audited form (if available in audited form) and certified as accurate by the proposed Transferee, and any further information which Landlord may reasonably request to evidence compliance with the conditions set forth in this Article pertaining to the making of a Permitted Transfer without Landlord’s consent. In the case of Alien Technology, Landlord gives its prior consent, whether required or not, to such Permitted Transfer, with nothing further required from Tenant or Alien Technology.

Section 17.4 Consequences of a Transfer; Assumption Agreement. No assignment of this Lease by Tenant shall be effective unless the assignee shall, at the time of such assignment or transfer, assume by written agreement delivered to Landlord as hereinafter provided, all of the terms, covenants and conditions of this Lease to be performed by Tenant and shall agree to be bound hereby. Tenant agrees to deliver or cause to be delivered to Landlord such assumption agreement executed by such assignee or transferee within fifteen (15) days following the effective date of any such assignment. In the event such assumption agreement is not executed and delivered, the assignee and Tenant shall nonetheless remain jointly and severally liable for all terms, conditions, covenants and condition of this Lease to be performed by Tenant.

Section 17.5 Further Transfers. If Tenant is a corporation, partnership, business trust, or other form of business association at any time during the term of this Lease, and there exists any transfer by sale, assignment, bequest, inheritance, operation of law or other disposition so as to result in the loss of or a change in the voting control of Tenant by the person or persons owing a majority of the voting control prior to such transfer, such change shall be considered a Transfer of this Lease under this Article, and any such Transfer without the written consent of Landlord shall constitute an event of default under this Lease. The provisions of this Section shall not apply to a corporation whose entire outstanding voting stock is listed on a national securities exchange or to a corporation if at least eighty (80) percent of the entire outstanding voting stock is owned by another corporation whose entire outstanding voting stock is listed on a national securities exchange, A “national securities exchange”, as referred to herein, shall have the same meaning as defined in the Securities Exchange Act of 1934, as amended.

Section 17.6 Assignment or Transfer by Landlord. Landlord shall be entitled to sell, mortgage, pledge, or otherwise Transfer its interest in the Premises or in this Lease.

However, any Transfer shall not relieve Landlord from any of Landlord’s obligations under this Lease arising prior to the date of the Transfer.

In the event of the bona fide sale or Transfer of Landlord’s interest in the Premises, the Landlord herein named (and in case of any subsequent transfers, the then grantor or transferor) shall have no further liability and obligations of Landlord hereunder, except any that may have accrued prior to the sale and transfer, and for any prepaid rent and the security deposit, if any, that is not transferred or credited to such purchaser, assignee or transferee. In the event of a sale-leaseback transaction of the Premises wherein Landlord sells the Premises and simultaneously enters into a leaseback lease with the purchaser or its designee, Landlord shall still be deemed to be the Landlord hereunder, so long as this leaseback lease is in full force and effect or, if terminated, so long as Landlord is the fee owner of the Premises.

Section 17.7 Assignment and Transfer by Tenant to Alien Technology Corporation. Notwithstanding anything to the contrary herein, Tenant shall be entitled to sell, mortgage, pledge, or otherwise Transfer its interest in the Premises or in this Lease to Alien Technology Corporation. However, any Transfer shall not relieve Tenant from any of Tenant’s obligations under this Lease arising prior to the date of the Transfer.

ARTICLE 18. UTILITIES

Tenant shall pay or cause to be paid all charges for gas, fuel, electricity, sewer, water, heat, power, and other utilities, telephone or other communication service used by, rendered or supplied to, the Premises from and after the Delivery Date and thereafter through the end of the Lease term, and Tenant shall indemnify and save Landlord harmless against any and all, expenses, liability and damages on account of such charges. Except as otherwise required with respect to Landlord’s work, Tenant shall, at its sole cost and expense, procure any and all necessary permits, licenses or other authorizations required for the lawful and proper installation and maintenance upon the Premises of wires, pipes, conduits, tubes, meters and other equipment and appliances for use in supplying any such services and facilities to and upon the Premises.

ARTICLE 19. DEFAULT AND REMEDIES

Section 19.1 Events of Default. Any one or more of the following occurrences shall constitute an event of default under this Lease by Tenant:

(a) The failure of the Tenant to pay any fixed minimum rent, or additional rent of any kind or nature due hereunder within ten (10) days after written notice to Tenant that such amounts are past due;

(b) The intentional falsification by Tenant or Tenant’s agent of any report required to be furnished to the Landlord pursuant to the terms of this Lease, or the intentional failure to document or record sales made on or from the Premises;

(c) The bankruptcy or insolvency of the Tenant or any guarantor of this Lease, or the filing of any debtor proceedings, including petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of Tenant’s or any such guarantor’s property, or the making or assignment for the benefit of creditors, or the petitioning or entering into an arrangement by the Tenant or any guarantor of this Lease;

(d) Unless and to the extent excused by Section 6.3, the failure of Tenant to timely complete Tenant’s Work.

(e) The vacation or abandonment by Tenant of the Premises contrary to the provisions of Section 7.2 for a period of sixty (60) days;

(f) The taking by any party of this Lease by writ of execution or similar process;

(g) The failure of Tenant to keep or perform any of the terms, conditions, covenants or agreements of this Lease covenanted and agreed to be observed or performed by Tenant, not otherwise specified as a default or event of default, for more than thirty (30) days after written notice of such default or violation shall have been given to Tenant, provided that if the default be of such a nature that it cannot be reasonably cured within said thirty (30) day period, and Tenant shall in good faith have promptly commenced the curing of such default within such period, then Tenant shall be deemed not in default hereunder if it shall diligently proceed to cure such default within a reasonable grace period necessary to promptly cure the default. This provision shall not apply defaults listed in subparts (a) through (f) of this Section.

Section 19.2 Remedies for Default. In the event of the occurrence of an event of default, as defined in Section 19.1, in addition to all other rights and remedies available to Landlord under this Lease or under law, Landlord shall have the following remedies:

19.2.1 At any time following an event of default Landlord may, at Landlord’s option, elect to terminate this Lease by written notice to Tenant specifying Landlord’s intention to terminate this Lease, which notice may, but need not be, included in a notice of intention to evict or pleading in an eviction action. Notice of termination shall be served in the manner specified herein, or any manner authorized for service of any pleading or notice of intention to evict.

Termination of this Lease will be effective, without further notice and without the necessity of any legal suit or action, upon the expiration of the period Tenant is allowed to reinstate this Lease. Delivery of Landlord’s notice of termination under this provision is intended to satisfy any common law requirements relating to service of notice of default or demand for payment of rents prior to terminating a lease, and no further notice to quit, vacate, demand or legal process shall be necessary to terminate this Lease, whether or not any additional notice may be required by law as a condition to obtaining an order evicting Tenant from the Premises.

19.2.2. Notwithstanding the foregoing, in the event of the occurrence of an event of default during an instance where Alien Technology is no longer conducting business operations on the Premises and is no longer paying rent due Tenant under their sublease, prior to any foreclosure or reversion of the leasehold Improvements to Landlord, Tenant shall be given one instance of an additional twelve months to cure the default and all defaults shall be fully cured within such twelve months.

19.2.3 Following the effective date of termination, and, if applicable, if the additional cure opportunity has not been satisfied as provided in Section 19.2.2, Tenant shall have no further interest in the Land or in this Lease, or any right to rents or profits generated by Landlord from the Premises and, subject to Landlord’s right to recover damages as herein provided, Tenant shall not be liable to Landlord for fixed minimum rent or additional rents which first accrue after the effective date of termination. Rents and other charges paid to Landlord for the post-termination use or occupancy of all or any portion of the Premises shall not reduce Tenant’s obligations to pay all rents and other charges which accrued prior to the effective date of termination. No attempt by Tenant to cure defaults under this Lease following expiration of the time to cure defaults, unless otherwise agreed to in writing by the parties, shall be valid. Landlord’s acceptance of rent following expiration of the period of curing a default shall not, unless otherwise agreed by Landlord in writing, constitute reinstatement of this Lease, and any post-termination rental payments received or recovered by Landlord shall be applied by Landlord to satisfy Tenant’s obligations under this Lease, without affecting the termination of this Lease.

19.2.4 At any time following an event of default, Landlord, shall, at its option, have the immediate right to re-enter the Premises, with or without legal process, and without terminating this Lease. Should Landlord elect to re-enter, it may take such steps as it deems necessary to secure the Premises and to exclude Tenant and its agents and employees therefrom; make such alterations and repairs as may be necessary in order to relet the Premises; and relet the Premises or any part thereof, on behalf of Tenant, for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rent and upon such other terms and conditions as Landlord, in its sole discretion, may deem advisable. Notwithstanding re-entry by Landlord, and until termination of this Lease, Tenant’s obligations under this Lease shall remain in full force and effect and, unless Landlord has agreed to lease or otherwise convey all or any portion of the Premises, Tenant shall have the right to reinstate this Lease and retake possession of the Premises by curing all events of default and paying all late charges and legal fees due under this Lease. Any rents collected by Landlord following re-entry shall be applied as provided below. To the extent that for any month after re-entry, but prior to termination, Landlord receives net rents, as defined below, in excess of Tenant’s rental obligation for such month, the excess shall be held by Landlord as security for Tenant’s future obligations to Landlord under this Lease, and upon satisfaction of those obligations, shall be applied to the reduction of Tenant’s past due obligations to Landlord.

In the event, notwithstanding this provision, any court were to impose on Landlord the obligation to mitigate Tenant’s damages subsequent to re-entry, Landlord shall not be required to give preference to reletting the Premises over any other vacancies in Technology Park II, and Landlord may condition the reletting of the Premises on, among other reasonable conditions, any one or more of the following: (a) the payment of a fair market rate of rent for the Premises, whether or not that rate is in excess of the amounts reserved to Landlord under this Lease; (b) the compliance by the prospective tenant with the use clause and all other material covenants and agreements in this Lease (except those which cannot legally be performed by anyone other than Tenant); (c) the making of repairs and improvements to the Premises necessary to place it in first-class condition; (d) acceptance of the tenant by all mortgagee(s) with an interest in the Premises; (e) the provision of a security deposit or guaranty; (f) the satisfaction of all requirements Landlord could impose as a condition to approving Tenant’s assignment of this Lease to any other party hereunder. Re-entry by Landlord solely for the purpose of securing the Premises and without any effort by Landlord to relet the Premises after Tenant’s abandonment or vacation of the Premises, shall not impose any obligation on Landlord to mitigate damages.

Section 19.3 Recovery of Rent and Damages. In addition to all other rights and remedies of Landlord provided by law and under this Lease, following an event of default, Landlord shall have the right to recover under this Lease from Tenant, Tenant’s successors and assigns, any guarantor of Tenant’s obligations, and any other party liable for Tenant’s obligations under this Lease the following amounts:

19.3.1 Fixed minimum rent, additional rents, and late charges, legal fees, and all other charges owing by Tenant to Landlord under this Lease prior to the effective date of termination or re-entry; plus,

19.3.2 Damages subsequent to termination of this Lease equal to the excess of all fixed minimum rent and additional rents reserved under this Lease, reduced to present value as of the effective date of termination, over the rental value of the Premises from the effective date of termination to the end of the remaining term of this Lease, computed after deducting Landlord’s costs of reletting the Premises; plus,

19.3.3 For any period subsequent to re-entry but prior to termination of this Lease, fixed minimum rent, additional rents, late charges, legal fees and other charges reserved under this Lease, as defined below, accrued as of the date of judgment, less the rentals received by Landlord from the reletting of all or any portion of the Premises, reduced by Landlord’s costs of reletting the premises, including, but not limited, to leasing commissions, brokerage fees, costs of repairs, improvements or modifications made to the Premises, legal fees, and other costs incurred by Landlord in reletting the Premises; plus,

19.3.4 All direct and foreseeable consequential damages, cost, expense, or loss suffered by Landlord as a proximate result of the breach by Tenant of any provision of this Lease for which Landlord is not otherwise fully compensated elsewhere hereunder.

Section 19.4 Interest on Amounts Overdue. If any installment of fixed minimum rent or additional rents, or any other amounts due hereunder from Tenant to Landlord shall not be received by Landlord within ten (10) days after the amount is due, Tenant shall pay the Landlord interest on the unpaid balance overdue at a rate equal to twelve percent (12%) per annum on the day the subject balance comes due, plus any attorney’s fees and other costs of collection as provided in this Lease. The charging or acceptance of such interest by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of its other rights and remedies granted hereunder.

Section 19.5 Legal Expense. If any case, suit or proceeding shall be brought by Landlord for recovery of possession of the Premises, or recovery of any rents or any other amount due under this Lease, or otherwise as the result of the breach by Tenant of any other obligation under this Lease, and if such a breach shall be established by a court of competent jurisdiction, Tenant shall be required to pay to Landlord all expenses incurred as a result thereof, including reasonable attorney’s fees. Tenant shall have a right to collect such costs, fees and expenses from Landlord in case of an established breach of a written covenant required on the part of Landlord to be performed hereunder, following the written notice to Landlord of such breach, and not resulting from a good faith dispute as to the terms of this Lease or Landlord’s duties hereunder.

Section 19.6 Bankruptcy of Tenant. To the greatest extent permitted by law, upon the filing of a petition by or against Tenant under the U.S. Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed agree as follows: (a) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the United States Bankruptcy Court; and (b) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all fixed minimum rent, additional rent and other charges otherwise due pursuant to this Lease; (c) to reject or assume this Lease within sixty (60) days of the filing of such petition under Chapter 7 of the U.S. Bankruptcy Code or within one hundred twenty (120) days (or such shorter term as Landlord, in its sole discretion, may deem reasonable so long as notice of such period is given) of the filing of a petition under any other Chapter of the U.S. Bankruptcy Code; and (d) to give Landlord at least forty-five (45) days prior written notice of any proceeding relating to any assumption of this Lease; and (e) to give Landlord at least thirty (30) days prior written notice of any abandonment of the Premises (any such abandonment to be deemed a rejection of this Lease); and (f) to do all other things of benefit to Landlord otherwise required under the U.S. Bankruptcy Code; and (g) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (h) to have consented to the entry of an Order by an appropriate United States Bankruptcy Court providing all of the above.

No default of this Lease by Tenant, either prior to or subsequent to the filing of such petition for bankruptcy, shall be deemed to have been waived unless expressly done so in writing by Landlord. Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignment are the following: (a) the cure of any monetary defaults and the reimbursement of pecuniary loss within not more than thirty (30) days of assumption and/or assignment; and (b) the deposit of an additional sum equal to three (3) months’ rent to be held as a security deposit under the terms of this Lease; and (c) the use of the Premises as set forth in Article 7 and all other Sections of this Lease; and (d) the reorganized debtor or assignee of such debtor in possession or of Tenant’s trustee demonstrates in writing that it has sufficient background, including, but not limited to, substantial “high-technology” business experience and the financial ability to operate a “high-technology” enterprise establishment out of the Premises in the manner contemplated in this Lease and meet all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; and (5) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security; and (6) no physical changes of any kind may be made to the Premises unless in compliance with the applicable provision of this Lease.

Section 19.7 Waiver of Default. The waiver by Landlord of the breach of any term, covenant or condition herein contained, or the doing of any matter or payment of any sum by Landlord not required of Landlord by the terms hereof shall not be deemed to be a waiver or amendment of that term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition herein. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any existing or preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding or existing breach at the time of acceptance of such rent. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.

Section 19.8 Option to Cure Default. Landlord may, at its option, elect to cure at any time, without notice, (except as otherwise provided), any default by Tenant under this Lease; and whenever Landlord so elects, and if not otherwise expressly provided for in this Lease, all costs and expenses incurred by Landlord in curing a default, including, without limitation, reasonable attorney’s fees, together with interest on the amount of costs and expenses so incurred at a rate equal to twelve percent (12%) per annum, shall be paid by Tenant to Landlord on demand, and shall be recoverable as additional rent.

Section 19.9 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the fixed minimum rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

Section 19.10 Remedies Cumulative. All remedies provided to Landlord under this Lease are intended to be cumulative, and any one or more may be exercised by Landlord, at its option. The exercise by Landlord of any remedy reserved to Landlord under this Lease or provided by law is not intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be in addition to every other remedy now or hereafter existing at law, in equity or by statute.

ARTICLE 20. SURRENDER OF PREMISES

Section 20.1 Tenant’s Obligations. At the expiration of Tenant’s right to possession of the Premises whether expiration of the term of this Lease, abandonment of the Premises by Tenant, or as a consequence of the occurrence of an event of default, Tenant shall, at Landlords option: (i) surrender to Landlord the Premises, including all Improvements, in good condition and order, ordinary wear and tear and damage by insured casualty excepted, and shall return all keys for the Premises to Landlord and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises, Tenant shall, at its expense, remove all its trade fixtures, furniture, and signs before surrendering the Premises and shall repair any damage to the Premises caused thereby; or (ii) demolish and remove the Improvements and restore the Premises to substantially the same condition as existed prior to placement of any Improvements. The provisions of this Section shall survive the expiration or termination of this Lease.

Section 20.2 Damages for Failure to Surrender Premises. In the event that Tenant fails to surrender the Premises to Landlord at the time and in the manner required by the foregoing Section, Tenant shall pay Landlord the amount of rents due under this Lease, or the rental value of the Premises for such period, whichever is greater, plus Landlord’s damages suffered as a consequence of the breach, including, without limitation, loss of rents and any amounts paid as the result of the entry of a judgment or settlement of any claim asserted against Landlord caused by Tenant’s breach of this Article, Any party to whom Landlord may lease, license or otherwise convey the Premises following termination of this Lease, is an intended beneficiary of this Section and shall be entitled to bring a direct action against Tenant to recover any damages it may suffer as a consequence of Tenant’s breach of this Article.

Section 20.3 Holding Over. Any holding over after the expiration of the term of this Lease, without the consent of the Landlord shall, unless otherwise agreed by the parties in writing, be construed to be a tenancy from month to month at the rents herein specified (prorated on a monthly basis) and shall otherwise be on the terms and conditions herein specified, so far as applicable.

ARTICLE 21. LEASEHOLD MORTGAGE

Section 21.1 Tenant’s Right to Mortgage Leasehold. Tenant shall have the right, without Landlord’s consent, to grant a mortgage, a deed of trust or other security interest in its leasehold interests under this Lease (herein individually, collectively or in the alternative a

“Leasehold Mortgage”) to a lender (herein a “Leasehold Mortgagee”), provided that at the time of making any such Leasehold Mortgage, Tenant is not then in default of its obligations under this Lease. Notwithstanding anything contained herein, it is understood and agreed that any such Leasehold Mortgage given by Tenant shall not become a lien, extend to or affect the estate or interest of Landlord in and to the Premises or any part thereof. A Leasehold Mortgage shall not be binding upon Landlord in the enforcement of Landlord’s rights and remedies under this Lease and as provided by law, and, except as otherwise agreed by Landlord with any proposed Leasehold Mortgagee, Landlord shall not be deemed to have any notice thereof and none of the obligations imposed on Landlord under the following Section shall apply unless and until a true copy of the original of each instrument creating and affecting such Leasehold Mortgage, and written notice containing the name and mailing address of the Leasehold Mortgagee, shall have been delivered to Landlord, notwithstanding any other form of notice, actual or constructive, which may occur or be claimed to have occurred, and unless the Leasehold Mortgage or other written agreement to which the Leasehold Mortgagee is a party shall contain, or be subject to, substantially the following provision for the benefit of Landlord:

“The Leasehold Mortgagee waives all right and option to retain and apply the proceeds of any insurance or the proceeds of any condemnation award toward payment of the sum secured by the Leasehold Mortgage to the extent such proceeds are payable to the Landlord or are required to be used for the repair or restoration of the premises in accordance with the provisions of the Lease on which the Leasehold Mortgage is a lien.”

Section 21.2 Covenants for Benefit of Leasehold Mortgagee. If the provisions of the foregoing Section of this Article have been complied with, then so long as such Leasehold Mortgage shall remain in effect, the following shall apply:

(a) There shall be no agreement for the cancellation or surrender of this Lease without the prior consent in writing of the Leasehold Mortgagee, but this subparagraph shall not prohibit Landlord from terminating this Lease as herein provided as the result of a default by Tenant of any of its obligations under this Lease which is not cured within the applicable notice and grace period.

(b) Landlord shall, upon mailing Tenant any notice of default or notice of termination pursuant to the provisions of this Lease, mail a copy of such notice to the Leasehold Mortgagee at the address last furnished to Landlord, and such Leasehold Mortgagee shall thereupon have the right to cure such default, if susceptible of being cured, within the time permitted to Tenant under this Lease to cure such default, and if so cured, same shall be effective to prevent a forfeiture of Tenant’s rights hereunder as if such default had been cured by Tenant; provided that if any non-monetary default is capable of being cured, but due to the nature of the non-monetary default, such cure cannot be accomplished with due diligence within the applicable period elsewhere provided in this Lease, the Leasehold Mortgagee shall have such additional time to cure such non-monetary default as may be reasonably necessary to effect a cure thereof with due diligence. Notwithstanding the foregoing provisions of this Section, the Leasehold Mortgagee shall not be liable to Landlord as an assignee of this Lease unless and until such Leasehold Mortgagee shall acquire the rights of Tenant hereunder through foreclosure or other appropriate proceedings in the nature thereof, or if such holder enters into a new Lease with Landlord as hereinafter provided in this Article, or as a result of any other action or remedy provided for by such Leasehold Mortgage or which may otherwise be provided by law.

Section 21.3 Termination of Lease. In the event that any default by the Tenant in the performance or observance of the terms, covenants or conditions of this Lease is not susceptible of cure, Landlord agrees that if it terminates this Lease by reason of any such default, it will enter into a new lease of the Premises with the Leasehold Mortgagee or its nominee for the balance of the term of this Lease remaining as of the date of termination, effective as of the date of such termination, at the same Rent and upon all the same terms, covenants and conditions herein contained, subject only to the rights, if any, of any parties then in possession of the Premises, provided (a) that the Leasehold Mortgagee shall make written request upon Landlord for such new lease within twenty (20) days after the date of such termination, and such written request is accompanied by payment to Landlord of all sums then due to Landlord under this Lease; (b) that the Leasehold Mortgagee or its nominee shall pay to the Landlord at the time of its execution of such new lease any and all sums which would, at the time of execution, be due pursuant to this Lease but for its termination; (c) that the Leasehold Mortgagee or its nominee shall further remedy the conditions, if any, which the Tenant under this Lease was obligated to perform (or shall promptly commence such remedy and diligently prosecute same to completion); (d) that Landlord shall not warrant possession of the Premises to the Leasehold Mortgagee or its nominee; (e) that any such new lease shall contain substantially the same provisions of this Lease; and (f) that the tenant under such new lease shall have the same right, title and interest in and to the Improvements as Tenant had under this Lease. Notwithstanding anything to the contrary contained herein, in the event the Leasehold Mortgagee or its nominee enters into a new lease with Landlord in accordance with the foregoing provisions of this Section, the Leasehold Mortgagee or its nominee shall have the right to assign all of its interests in this Lease, subject to Landlord’s prior consent which shall not be unreasonably withheld or delayed, if such assignee has a positive net worth as of the date of such assignment and for the six (6) month period immediately prior to such assignment at least equal to that of Tenant as of the date of this Lease. Notwithstanding any such consent by Landlord, any such assignment shall not be effective until receipt by Landlord of an executed assumption agreement from such assignee in accordance with the provisions of Article 17 hereof. Upon Landlord’s receipt of such assumption agreement, the Leasehold Mortgagee (or its nominee) shall be released and relieved of all obligations on the part of the Tenant under such Lease accruing from and after the effective date of such assignment. Further notwithstanding any assignment of this Lease pursuant to this Section, the provisions of Article 17 shall apply to all further assignments and/or sub-letting.

ARTICLE 22. ACCESS TO PREMISES

Section 22.1 Posting Notices. Provided Landlord gives Tenant or Tenant’s manager at the Premises reasonable prior notice thereof, Tenant shall permit Landlord and the authorized representatives of Landlord to enter the Premises at all reasonable times (which times shall be selected to minimize interference with Tenant’s business) for the purpose of serving, or posting or keeping posted thereon any notices required by Federal and State laws and for such other lawful purpose which Landlord may deem reasonably necessary or appropriate for the protection of Landlord or its interest in the Premises and/or for the purpose of inspecting the Premises.

Section 22.2 Prospective Purchasers. Landlord shall have and is hereby given the right to enter the Premises at reasonable times for the purpose of exhibiting the same to prospective purchasers or mortgagees, provided that Landlord gives Tenant or Tenant’s manager at the Premises reasonable prior notice before any such entry and further provided that any such entry will occur at times and in a manner that shall be selected to minimize interference with Tenant’s or Subtenant’s business.

Section 22.3 Landlord’s Access to Common Areas on the Land. Landlord shall be authorized to install, maintain, repair and replace utility facilities, such as water, gas, electric and telephone lines and underground storm and sanitary sewers in the Common Areas on the Premises. Construction of any such utility facilities shall be undertaken at the sole cost and expense of Landlord, and at such times and in a manner so as to minimize any loss of access to the building on the Premises. Any damage occasioned to the Premises by reason of the installation, maintenance, repair, or replacement of such utilities on the Land shall be repaired by Landlord. Nothing contained in this provision shall require Landlord to construct, modify, or repair any utilities servicing the Premises.

ARTICLE 23. COMMON AREAS

Section 23.1 Access to Common Areas. Tenant, Tenant’s agents, employees, patrons and invitees shall have the right, in common with other tenants of Technology Park II and occupants of adjacent land subject to cross-easements and operating agreements, to use the Common Areas, as Landlord shall, from time to time, deem appropriate for Technology Park II and in accordance with their intended purposes. Except for those portions of the Common Areas on the Premises, Landlord shall have the right, at any time and from time to time, to change the size and/or location and/or elevation and/or nature of the Common Areas, or any part thereof, including, without limitation, the right change the boundaries or sell Common Areas, to construct buildings and/or other structures on Common Areas, and once each calendar year, to erect barriers, for the purpose of blocking off access to the Common Areas in order to avoid the possibility of dedicating the same for public use or creating prescriptive rights therein, provided that the same (a) shall not materially and adversely affect access to and visibility of the Premises and (b) shall not materially reduce the parking available on or immediately adjacent to the Premises.

Section 23.2 Common Areas on the Premises. Landlord, its respective tenants, subtenants, contractors, subcontractors, concessionaires, licensees, invitees, and the respective officers, employees, agents, and customers of each, shall have the non-exclusive right, privilege, and easement to use the Common Areas on the Premises, including all parking areas, sidewalks, walkways and landscaped areas within said Common Areas on the Premises, in common with Tenant, its agents, employees and invitees. At all times during the term of this Lease, free access between the Premises and Technology Park II at the locations provided on the Approved Plans, shall not be impeded and will be maintained. Tenant shall make no alteration or change in the Common Areas on the Premises without Landlord’s consent.

Landlord reserves the right, during the term of the Lease, to (a) install, replace, maintain, and use utility lines, conduits, and facilities (including without limitation, storm sewer, sanitary sewer, water, gas, electric, telephone, cable, and other telecommunications lines); and (b) redesign and re-landscape the green space included in the Common Areas on the Premises, (together items (a), and (b) the “Permitted Facilities”), and to grant to third parties the nonexclusive right, easement, and license to install, replace, maintain and use Permitted Facilities, on, under or across any portion of Technology Park II outside the Premises, and within the Common Areas on the Premises, together with a right of ingress and egress and other rights appurtenant thereto. Landlord shall not permit any Permitted Facilities located on the Premises to interfere with the access or visibility to any building on the Premises; to affect the use or function of any of the Common Areas on the Premises; or to result in any additional expense to Tenant. Further, Landlord shall cause all work relating thereto to be done in a time and a manner that will minimize interference with the business of Tenant and its subtenants. Cost of construction and maintenance of any of the foregoing shall be without expense to Tenant. Tenant shall, within fifteen (15) days after request by Landlord, which request shall set forth in reasonable detail the reason why such easement is required by Landlord, execute, acknowledge, and deliver to Landlord such instruments as may be required to grant such easements and otherwise give effect to this provision, provided Tenant shall have the right to exercise reasonable discretion as to the location of such easements so as to minimize interference with the operation of the Premises. Tenant may impose reasonable requirements regarding location and screening of Permitted Facilities.

Section 23.3 Common Area Rules and Regulations. With respect to Tenant’s use of the Common Areas, including the Common Areas on the Premises, Tenant agrees at all times during the term of this Lease, at its sole cost and expense, to comply with and cause its employees, contractors and invitees to comply with:

23.3.1 Uniform and non-discriminatory rules and regulations established by Landlord, from time to time, in Technology Park II relating to the storage, removal and disposal of rubbish and trash. Tenant shall confine its rubbish in containers located upon the Premises so as not to be visible to the public except for containers Tenant shall make available for customer use. Nothing contained herein shall prohibit Tenant from utilizing a sanitation contractor of Tenant’s choice for the mashing, removal and disposal of rubbish and trash from the Premises; and

23.3.2 All reasonable rules and regulations established now or hereafter by Landlord, from time to time, for the preservation and promotion of safety, health, property and the maintenance of good order within Technology Park II, so long as the same are not discriminatory with respect to Tenant. Landlord shall, except in case of emergency, give Tenant at least fifteen (15) days prior notice of the establishment of any new rules and regulations or modifications of any rules and regulations.

23.3.3 Regulations restricting Tenant’s officer and employees from parking their respective automobiles, trucks and other vehicles only in such parking places in the Common Areas, (except for Common Areas located on the Premises) as may be designated by Landlord from time to time as the employee parking area. Upon request of Landlord, Tenant agrees to furnish Landlord with the motor vehicle license numbers assigned to the vehicles of Tenant and concessionaire, subtenants and their respective officers, agents and employees and licensees.

Section 23.4 Maintenance of Common Areas. Except as provided in Section 11.1, all Common Areas, including the Common Areas on the Premises, whether or not constructed by Tenant, shall be maintained by Landlord throughout the term of this Lease in good repair, order and condition, and in a clean and orderly condition, free of dirt, rubbish and unlawful obstructions, and Landlord shall make all necessary repairs thereto and replacements thereof. Landlord shall have the right to delegate, in whole or in part, the performance of any of Landlord’s rights and/or obligations under this Section to any other party as Landlord may, from time to time, determine and to do and perform such acts in, to and with respect to, the Common Areas as Landlord shall reasonably determine to be necessary or appropriate for the management, maintenance, and operation of Technology Park II. Nothing contained in this Section shall be construed to require Landlord to repair any utility or service lines servicing the Premises even though they are located in the Common Area on the Premises, which lines are to be maintained solely by Tenant at its expense. In the event Tenant is required to excavate any portion of the Common Areas on the Premises to repair or replace such service lines, it agrees that all such construction shall proceed so as to minimize loss of parking and inconvenience to users of Technology Park II and to make all necessary repairs to the Common Areas on the Premises caused by such construction.

Section 23.5 Common Area Cost Defined. As used herein, “Common Area Costs” means all costs and expenses of every kind and nature as may be paid or incurred by Landlord in operating, managing, equipping, lighting, repairing, replacing, cleaning and maintaining the Common Areas and facilities specifically including, without limitation, gardening and landscaping, the construction of walkways, sidewalks and other amenities within the Common Areas, the cost of all Landlord’s insurance for Common Areas, including property and liability insurance, with all endorsements, and any other insurance carried by Landlord for the Common Areas, personal property and real estate taxes and assessments on the Common Areas, including the cost of negotiating or contesting such taxes, as well as taxes in lieu thereof, costs of acquisition and maintenance of Common Area furnishings, general maintenance and repairs of Common Areas, costs of signs, resurfacing, repair and replacement of paving curbs, walkways, parking lots, sidewalks, striping parking lot, lighting, pest control, water and sewage, utilities, sanitary control, drainage, removal of snow, surface water, ice, and refuse; reasonable rental value of warehouse and storage facilities for equipment serving Common Areas, cleaning, operation of loud speakers, modifications in Common Areas required by law or for the health and safety of occupants of Technology Park II, depreciation on machinery and equipment used in such maintenance, repair or replacement of on-site water lines, irrigation system, sanitary sewer lines and storm water lines serving the Common Areas property, the cost of personnel to implement such services, in directing parking, policing Technology Park II; costs of any independent audit by a certified public accountant of common area charges, traffic consultants, telephonic alert system, inspecting, fidelity bonds for personnel, fees for permits, and administrative costs equal to fifteen percent (15%) of the total costs and expense paid or incurred by Landlord under this Section. Landlord shall be authorized, but not required, to amortize the costs of repairs, replacements and improvements made to Common Areas, with interest at a rate not to exceed 3% more than the prime rate reported by the Wall Street Journal at any time within two months of the completion of the repair, replacement or improvement, over the useful life of the repair, replacement or improvement, or such shorter time as may be selected by Landlord.

Notwithstanding anything contained herein to the contrary, Common Area Costs shall not include (a) costs and expenses incurred in connection with leasing space in Technology Park II, including real estate brokerage commissions; (b) legal fees incurred in leasing or in disputes with tenants or related to acquisition, development, financing, improvement of or leasing Technology Park II; (c) costs of construction allowances provided to other tenants; (d) financing or refinancing costs, or interest or principal payments on any mortgage or deed of trust or any ground lease payments; (e) any cost of expenditure for which Landlord is fully reimbursed (other than tax contributions or Common Area Costs contributions); (f) to the extent previously included in any Common Area charge assessed to Tenant, the net proceeds allocable to the Common Areas or equipment used in connection with the common areas, recovered by Landlord under either a policy of insurance or contract or warranty claim; (g) charitable contributions; and (h) overhead and profit paid to subsidiaries or affiliates of Landlord for management services or materials, but only to the extent that the costs of such items exceeds a reasonable charge for materials or services of similar quality, availability and reliability. Landlord agrees that there shall be no duplications of any Common Area Costs.

Section 23.6 Apportionment of Common Area Cost. From and after the Full Rent Commencement Date, Tenant shall pay to Landlord as additional rent, in addition to the fixed minimum rent, and all other rents specified in this Lease, “Tenant’s Share” of the Common Area Costs defined in the foregoing Section. “Tenant’s Share” shall be determined by multiplying the total of all Common Area Costs by a fraction, the numerator of which is the area of the Land and the denominator of which is the total area of all land for which rent is being paid in Technology Park II.

Section 23.7 Payment of Common Area Costs. Beginning on the Full Rent Commencement Date, Common Area Costs shall be paid by Tenant in monthly installments on the first day of each month, in advance, in an amount estimated by Landlord. From time to time, but no less often than once each Lease Year, Landlord shall furnish Tenant a statement in reasonable detail of the actual Common Area Costs and expenses paid or incurred by Landlord during such period, prepared in accordance with sound accounting principles. Tenant shall pay within fifteen (15) days after billing the deficiency, if any, between Tenant’s actual pro rata share of Common Area Costs and the amounts paid by Tenant, and in the event of any overpayment by Tenant, Landlord shall credit the overpayment to Tenant’s future rental obligations under this Lease to the end that Landlord shall receive the entire amount of Tenant’s pro rata share of such costs and expenses for such period and no more.

Landlord’s books and records compiled with respect to Landlord’s Common Area Costs shall be subject to audit on ten (10) days notice by Tenant, provided no more than one audit shall be allowed for any calendar year. Landlord agrees to cooperate with any such audit and shall maintain complete books and records in accordance with generally accepted accounting principles, consistently applied for the same period as required for federal income tax reporting purposes. Such audit(s) shall take place within three (3) years after such costs are due in accordance with the terms hereof. If it shall be determined as a result of such audit(s) that Tenant has overpaid any of such costs, Landlord shall promptly refund to Tenant the amount of such overpayment. Landlord agrees to provide Tenant with copies of documentation and calculations relating the Common Area Costs assessed to Tenant, provided that Tenant pays a reasonable copying charge for the same. Such information shall be retained in confidence by Tenant.

ARTICLE 24. PROTECTION OF LENDERS

Section 24.1 Estoppel Certificate. Landlord and Tenant each agrees that it will, within twenty (20) business days following written notice by the other party hereto specifying that it is given pursuant to this provision, execute, acknowledge and deliver, to the party who gave such notice, a statement, in writing, certifying: (a) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications); (b) the dates to which the rent and any other payments due hereunder from Tenant have been paid in advance, if any; (c) stating whether or not, to the best of knowledge of the signer of such certificate, the other party is in default in performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which the signer may have knowledge.

The failure of either party to execute, acknowledge and deliver to the other a statement in accordance with the foregoing provisions within the twenty (20) day period shall constitute an acknowledgment by the party given such notice, which may be relied on by any person holding or proposing to acquire an interest in Technology Park II or the Premises or this Lease from or through the other party, that: (a) this Lease is unmodified and in full force and effect; (b) the rent has been duly and fully paid, to and including, the respective due dates immediately preceding the date of such notice. It shall further constitute, as to any person entitled as aforesaid to rely upon such statements, a waiver of any default which may exist prior to the date of such notice.

The Landlord also agrees to provide Tenant’s mortgagee an estoppel certificate, as described above, upon written request by such mortgagee. Such request shall not be made more than once a year and Landlord shall have ten (10) business days following the written request to submit such certificate.

Section 24.2 Attornment. In the event any proceedings are brought for the foreclosure of, or in the event of exercise of power of sale under, any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall attorn in writing to the mortgagee or purchaser at such foreclosure sale and recognize such purchaser as Landlord under this Lease.

Section 24.3 Subordination. Upon Landlord’s request, Tenant shall execute an agreement evidencing that this Lease and Tenant’s rights thereunder are subordinate to the lien of any mortgage, trust deed, or other instrument resulting from any other method of financing or refinancing, now or hereafter in force against all or any portion of the Premises, and to all advances made or hereafter to be made upon the security thereof, provided, however, that such mortgagee will agree that, in the event any action is taken to foreclose on the mortgage lien, this Lease and all rights of the Tenant and its mortgagees under its terms to use and quiet possession of the Premises, including, but not limited to, easements, appurtenances and Common Areas and facilities in Technology Park II, shall not be disturbed and shall continue in full force and effect so long as Tenant shall faithfully discharge its obligations under the Lease terms.

ARTICLE 25. OTHER PROVISIONS

Section 25.1 Additional Rents. In addition to fixed minimum rent, Common Area Costs, insurance and taxes, Tenant agrees that all other sums of money or charges required to be paid by Tenant under the provisions of this Lease, shall be deemed to be and shall become “additional rent,” whether or not the same be designated as such, and shall be included in the term “rent” wherever used in this Lease. If Tenant does not pay such amounts at the time(s) provided in this Lease, they shall nevertheless be collectible from Tenant as additional rent with the next installment of rent thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any sum at the time it becomes due and payable, or limit any other remedy of the Landlord.

Section 25.2 Excuse for Non-Performance. Notwithstanding anything in this Lease to the contrary, if performance of any act or obligation is prevented or delayed by an act of god, war, labor disputes, fire, windstorm, explosion, collapse of structure, riot, government regulation, delays by government bodies or any other cause or causes, beyond the reasonable control of Landlord or Tenant (except those unlisted causes relating to the financial status of Landlord or Tenant or general economic conditions), the time for the performance of the act or obligation will be extended for the period that such act or performance is delayed or prevented by any such cause. This provision shall not operate to excuse Tenant from prompt payment of rent, additional rent or any other payments required by the terms of this Lease. No damage to, vacancy of, or failure to open for business by any other enterprises in Technology Park II, shall excuse the Tenant from opening for business as required hereunder or paying any rent required herein.

Section 25.3 Successors. All rights and liabilities herein given to, or imposed upon, the Landlord or Tenant shall extend to and bind the respective heirs, executors, administrators, successors, and assigns; and if there shall be more than one tenant or landlord, they shall all be bound jointly and severally by the terms, covenants, conditions and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment has been approved by Landlord in writing.

Section 25.4 Consent and Approval. Whenever under this Lease the consent or approval of Landlord or Tenant is required, such consent or approval shall not be unreasonably withheld or delayed.

25.4.1 In each instance where Tenant requests Landlord’s consent, Tenant shall provide Landlord with such information and documentation as Landlord may reasonably require. Tenant agrees to pay to Landlord a reasonable charge, established by Landlord, to reimburse Landlord for its costs incurred as a result of Tenant’s request for Landlord’s consent or approval of any matter, such costs to include, without limitation, Landlord’s administrative time, legal fees, phone, mail, copy charges, and architect and engineer’s fees. Landlord may, at its option, request prepayment of the charge prior to undertaking any review of each request for consent made by Tenant, condition its consent on the payment of such fees, or bill Tenant for such charges as additional rent. Said fees shall be payable notwithstanding Landlord’s denial of consent, or Tenant’s failure to complete the transaction for which consent is requested. Tenant’s charge under this provision shall not exceed $500.00 without advance written notice to Tenant.

25.4.2 Landlord’s consent or approval of any matter requested by or on behalf of Tenant shall not constitute a representation by Landlord that the matter approved is in compliance with any federal, state or local law, any applicable code or standard or that the matter requested is suitable for or in the best interest of Tenant or Tenant’s business. Tenant shall remain solely responsible for the legality, propriety and fitness of any matter for which Tenant seeks Landlord’s consent, including, but without limitation, its compliance with all laws, regulations, and codes.

25.4.3 Tenant’s consent or approval of any matter requested by or on behalf of Landlord shall not constitute a representation by Tenant that the matter approved is in compliance with any federal, state or local law, any applicable code or standard or that the matter requested is suitable for or in the best interest of Landlord or Landlord’s business. Landlord shall remain solely responsible for the legality, propriety and fitness of any matter for which Landlord seeks Tenant’s consent, including, but without limitation, its compliance with all laws, regulations, and codes.

Section 25.5 Entire Agreement. This Lease and the exhibits now or hereafter attached (as provided herein) and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises or matters related thereto. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than those set forth in this Lease. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

Section 25.6 No Partnership Relation. Landlord is not intended to be in any way or for any purpose a partner of Tenant in the conduct of its business, or otherwise, or joint venture, or a member of a joint enterprise with Tenant.

Section 25.7 Net Lease. Landlord and Tenant intend that the rent shall be an absolute net return to Landlord for the term of this Lease without any abatement or offset whatsoever. Except as otherwise expressly provided herein, Tenant’s use and occupancy of the Premises shall be free of any expenses or charges whatsoever to Landlord with respect to the Premises, including, but not limited to, all insurance premiums, all utility charges, all Taxes and other similar assessments, all restoration, repairs and maintenance, and all other costs of, and with respect to, the Premises.

Section 25.8 No Personal Liability of Landlord. Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that there shall be absolutely no personal liability on the part of Landlord or any successor in interest of Landlord, or any partner, stockholder, officer, director or trustee of Landlord or any successor in interest of Landlord, with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the estate and interest of Landlord (or such successor in interest of Landlord) in Technology Park II for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord or by such successor in interest of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of personal liability to be absolute and without any exception whatsoever.

Section 25.9 Notices. Any notice, demand, request or other instrument required to be given under this Lease shall be delivered in person to a director, partner, officer, or local manager or assistant manager, or sent by United States certified mail, postage prepaid, and addressed: (a) if to Landlord, at Landlord’s address specified in Section 1 or at such other address as it may designate in writing, and (b) if to Tenant, at the address specified in Section 1, or such other address as Tenant shall designate in writing. In addition to the foregoing, either party may send any such notice, demand, request or other instrument by facsimile transmission sent to the other party at the facsimile number specified in Section 1, or such other number as either party may designate to the other in writing. Notices to Leasehold Mortgagees required herein shall be made in person or by mail at the address specified on the Mortgage, or such other place as may be designated by written received by Landlord.

Section 25.10 Captions. The captions used as headings for the various subject matters appearing in this Lease are used only as a matter of convenience to help find subject matters and are not to be construed as part of this Lease provisions nor in determining the intent of the parties to this Lease.

Section 25.11 Brokerage. Each of the parties represents and warrants that there are no claims for brokerage commissions or finder’s fees in connection with the execution of this Lease, except as listed below, and each of the parties agrees to indemnify the other against, and hold it harmless from, all liabilities arising from any such claim (including, without limitation, the cost of attorney’s fees in connection therewith). Landlord agrees to pay all commissions owing to Schlossman and Gunkelman, Inc.

Section 25.12 Severability. If any term, covenant or condition of this Lease shall, to any extent, be found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Lease, or the application of such term, covenant or condition to person or circumstances; other than those in respect to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 25.13 No Option. The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises. This Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.

Section 25.14 Recording. Neither party shall record this Lease. However, upon the request of either party hereto, each party shall join in the execution and delivery to each other of counterparts of a short form or memorandum of lease in recordable form substantially in the form and substance annexed hereto as Exhibit 6 and made a part hereof, for the purpose of recordation, and either party may record at the sole cost and expense of the party so recording. Said short form or memorandum shall describe the parties, the Premises, the term of this Lease and any special provisions, and shall incorporate this Lease by reference, but shall not include provisions relating to rent. Said short form or memorandum shall also set forth a statement to the effect that: “This Lease does not grant Tenant any option to purchase the Premises or any part thereof.” Tenant agrees that contemporaneously with the expiration of the term of this Lease, or sooner termination as herein expressly provided, or as may hereafter be agreed to in writing by the parties or at any time subsequent to such expiration, within five (5) business days following demand therefore by Landlord, Tenant shall execute and deliver to Landlord an agreement in recordable form evidencing the expiration of the term of this Lease or such other termination of this Lease. The provisions of the preceding sentence shall survive the expiration of the term of this Lease or other termination of this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease as of the day and year first above written.

NDSU RESEARCH & TECHNOLOGY PARK, INC.

By	/s/ Illegible
Its:	Executive Director

RENAISSANCE DEVELOPMENT, LLC

By	/s/ Illegible
Its:	President

LIST OF EXHIBITS

The exhibits listed below and attached or to be attached to this Lease are hereby incorporated in and made a part of this Lease:

1.	Technology Park II Site Plan (including platted lot lines)

2.	Premises Site Plan (including designation of Common Areas on the Premises)

3.	Commencement Date Memorandum

4.	Preliminary Improvement Plans

5.	Memorandum of Lease

EXHIBIT 3

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM (the “Memorandum”) is made and entered into as of the             , day of                      ,200  , by and between NDSU Research & Technology Park, Inc., a North Dakota non-profit corporation (“Landlord”), and Renaissance Development, LLC, a North Dakota limited liability company.

RECITALS

A.	Landlord and Tenant entered into that certain Ground Lease dated as of , 2004 (as is now or may hereafter be amended, the “Lease”), for certain demised premises described in the Lease; and

B.	Landlord and Tenant hereby desire to set forth certain matters in connection with the Lease.

AGREEMENTS

In consideration of the Recitals and the following mutual agreements, the parties hereto agree as follows:

1.	This Memorandum shall be effective as of the date hereof. All capitalized terms used in this Memorandum, unless otherwise defined herein, shall have the same meanings given to them in the Lease.

2.	The Land consists of square feet.

3.	The Interim Rent Commencement Date is .

4.	The Full Rent Commencement Date is .

5.	The Final Project Costs are $ .

6.	This Memorandum may be executed in any number of counterparts, all of which together shall be deemed to constitute one instrument, and each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Commencement Date Memorandum as of the day and year first above written.

LANDLORD:	TENANT:

NDSU RESEARCH & TECHNOLOGY PARK, INC.	RENAISSANCE DEVELOPMENT, LLC

By:	By:

Its:	its:

2

EXHIBIT 4

PRELIMINARY IMPROVEMENT PLANS

Civil, Architectural, Structural, Mechanical and Electrical drawings prepared by R.L. Engebretson, P.C. and dated                             , 2004.

EXHIBIT 6

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE is entered into as of the              day of                     , 200    , between NDSU Research & Technology Park, Inc., a North Dakota non-profit corporation (“Landlord”), and Renaissance Development, LLC, a North Dakota limited liability Company (“Tenant”).

RECITALS

A.	Landlord and Tenant have entered into a certain Ground Lease dated as of , , 2004 (the “Lease”), whereby Landlord agreed to lease to Tenant certain real property known as , Fargo, North Dakota, and being more particularly described on Exhibit A attached hereto (the “Premises”), upon which Tenant plans construction of certain improvements to be leased together with the Premises by Tenant to Alien Technology Corporation.

B.	The parties wish to give notice of the existence of such Lease.

AGREEMENTS

In consideration of the Recitals and the following mutual agreements, the parties agree as follows:

1.	Landlord and Tenant entered into the Lease to lease and demise the Premises.

2.	The term of the Lease is for a period of approximately 21 years, commencing on approximately [June 1, 2004] and ending on approximately [March 31, 2025].

3.	This Memorandum of Lease has been executed and delivered by the parties for the purpose of recording and giving notice that a contractual relationship for the leasing of the Premises has been created between Landlord and Tenant in accordance with the terms, covenants and conditions of the Lease.

4.	The terms and conditions of the Lease are incorporated by reference into this Memorandum of Lease as if set forth fully herein.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Lease as of the date and year first above written.

LANDLORD:	TENANT:

NDSU RESEARCH & TECHNOLOGY PARK, INC.	RENAISSANCE DEVELOPMENT, LLC

By:	By:

Its:	Its:

STATE OF NORTH DAKOTA	)
	)	ss.
COUNTY OF CASS	)

The foregoing instrument was acknowledged before me this              day of                     , 200  , by                      the                                  of NDSU Research & Technology Park, Inc., a North Dakota non-profit corporation, on behalf of the non-profit corporation.

[SEAL]
Notary Public
My commission expires: ___________________

STATE OF NORTH DAKOTA	)
	)	ss.
COUNTY OF CASS	)

The foregoing instrument was acknowledged before me this              day of                     , 200  , by                      the                                  of Renaissance Development, LLC, a North Dakota limited liability company, on behalf of the limited liability company.

[SEAL]
Notary Public
My commission expires: ___________________

2

EXHIBIT A

LEGAL DESCRIPTION

Lot 2, Block 1, NDSU Research & Technology Park Second Addition to the City of Fargo, Cass County, North Dakota.

3

March 8, 2005

North Dakota State University Foundation

1735 NDSU Research Park Drive

Fargo, ND 58102

Re:	Renaissance Development LLC

The undersigned member (“Member”) of Renaissance Development LLC (“Company”), owns 100% of the membership interest of the Company. The Company has entered into a Ground Lease with NDSU Research & Technology Park, Inc. (“NDSU”) effective February 7, 2005 (“Ground Lease”). The Company intends to construct a building (“Building”) of approximately 50,000 square feet on the leased property. This Building and the underlying real estate will be leased to Alien Technology Corporation under the terms of a Building Lease Agreement effective December 15, 2004 (“Building Lease”).

Pursuant to the provisions of the Building Lease, Alien has agreed to lease the property for a 10-year period with two 5-year options. Pursuant to the Building Lease, Alien also has a right to purchase the Building on the expiration of the third and tenth year of the Building Lease. NDSU has agreed to the Ground Lease based in part upon the Members agreeing to gift their ownership interest in the Company to the North Dakota State University Foundation as follows, and these commitments and obligations, which are absolute and unconditional, supercede Company’s rights under the Ground Lease and shall be binding upon company and its successors and assigns.:

1. If Alien does not exercise its option to purchase the Building and the Building Lease is terminated prior to the expiration of the potential 20-year lease term (initial term of 10 years plus two 5-year options), the Members will gift their membership interests or the Building, at the option of NDSU, at the end of the 25th year after the commencement of the Full Rent Commencement Date as defined in the Ground Lease.

2. If Alien is a tenant for the full potential 20-year lease term (initial term of 10 years, plus two 5-year options), the Members agree to gift their membership interests or the Building, at the option of NDSU, at the end of the 20th year after the commencement of the Full Rent Commencement Date.

Sincerely,

RENAISSANCE VENTURES LLC, Member

By:	/s/ Art Rosenberg
Art Rosenberg, President and Secretary